UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

GTC BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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175 Crossing Boulevard
Framingham, Massachusetts 01702
(508) 620-9700

_____________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held December 10, 2008
_____________________

     A Special Meeting of Stockholders of GTC Biotherapeutics, Inc., or GTC, will be held at the Sheraton Framingham Hotel & Conference Center, 1657 Worcester Road (Route 9), Framingham, MA 01701, at 11:00 a.m. local time on Wednesday, December 10, 2008 for the following purposes:

1.	To approve the issuance of a secured note convertible into shares of our common stock and a warrant to purchase shares of our common stock to LFB Biotechnologies S.A.S.U. (“LFB”) pursuant to the Note and Warrant Purchase Agreement dated as of October 31, 2008 between GTC and LFB;

2.	To approve an amendment to GTC’s 2002 Equity Incentive Plan (the “2002 Plan”) to increase by 2,000,000 shares the number of shares of common stock available for issuance under the 2002 Plan and amend the annual adjustment provision under the 2002 Plan;

3.	To approve an amendment to GTC’s restated Articles of Organization, as amended, to increase by 10,000,000 shares the number of authorized shares of our common stock to 210,000,000 shares; and

4.	To transact such other business as may properly come before the special meeting or any adjournments thereof.

     Only GTC stockholders of record at the close of business on November 7, 2008 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or Internet. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Clerk

November 17, 2008

i

PROPOSAL 3 – INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	24
Proposal	24
Purpose of the Amendment	24
Impact On Stockholders of Approval or Disapproval of this Proposal	25
Implementing the Proposed Amendment	25
No Appraisal Rights	25
Vote Required	25
Relationship to Other Proposals	25
Recommendation of our Board of Directors	25
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	26
Compensation Discussion & Analysis	26
Compensation Committee Report	31
Summary Compensation Table	32
Employment Agreements	32
Grants of Plan-Based Awards	33
Outstanding Equity Awards at Fiscal Year-End 2007	34
Option Exercises and Stock Vested	36
Payments Upon Termination or Change-In-Control	36
Severance and Change-in-Control Agreements and Provisions	36
Director Compensation	40
Compensation Committee Interlocks and Insider Participation	42
ADDITIONAL INFORMATION	43
Deadline for Stockholder Proposals and Director Nominations	43
Householding of Annual Meeting Materials	43
Annual Report and Other SEC Filings	43

ANNEX A - Proposed GTC Biotherapeutics, Inc. Amended and Restated 2002 Equity Incentive Plan	A-1

ii

___________________

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 10, 2008
___________________

     Our Board of Directors is soliciting proxies with the enclosed proxy card for use at the Special Meeting of Stockholders to be held at the Sheraton Framingham Hotel & Conference Center, 1657 Worcester Road (Route 9), Framingham, MA 01701, at 11:00 a.m. local time on Wednesday, December 10, 2008, and at any adjournments thereof. This proxy statement and the accompanying proxy card are first being provided to our stockholders on or about November 17, 2008.

GENERAL INFORMATION ABOUT VOTING

     Who can vote. You may vote your shares of our stock at the special meeting if you were a stockholder of record at the close of business on November 7, 2008. On November 7, 2008, there were (i) 102,915,587 shares of common stock outstanding, and (ii) 115 shares of our Series D preferred stock outstanding, which are convertible into a total of 115,000 shares of our common stock.

     How many votes do you have. You have one vote for each share of common stock that you owned at the close of business on November 7, 2008, which is shown on your proxy card or other voting instruction form. Each share of Series D preferred stock is convertible into 1,000 shares of common stock and entitled to one vote for each share of common stock into which it is convertible.

     How to vote your shares in person. If you attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account), you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on November 7, 2008 in order to be admitted to the meeting. To be able to vote, you will need to obtain a proxy from the brokerage firm or bank that is the holder of record of your shares.

     How to vote your shares by proxy card. If you choose to vote by proxy card, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

     How to vote your shares by telephone or Internet. Instead of submitting your vote by mail on the enclosed proxy card, you may vote by telephone or Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name”. In either case, you must follow the procedures described on your proxy card.

     In order to vote by telephone or Internet, please have the enclosed proxy card available with you, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

     We encourage you to vote by Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by email. This lowers our costs and speeds delivery to you.

     Who to contact for additional information. If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, The Altman Group, at (800) 287-0142.

     Proposals to be considered at the special meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be as follows:

1.	To approve the issuance of a secured note convertible into shares of our common stock and a warrant to purchase shares of our common stock to LFB Biotechnologies S.A.S.U. (“LFB”) pursuant to the Note and Warrant Purchase Agreement dated as of October 31, 2008 between GTC and LFB;

2.	To approve an amendment to GTC’s 2002 Equity Incentive Plan (the “2002 Plan”) to increase by 2,000,000 shares the number of shares of common stock available for issuance under the 2002 Plan and amend the annual adjustment provision under the 2002 Plan;

3.	To approve an amendment to GTC’s restated Articles of Organization, as amended, to increase by 10,000,000 shares the number of authorized shares of our common stock to 210,000,000 shares; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     Quorum. A quorum of stockholders is required to transact business at the meeting. A majority in interest of the outstanding shares of capital stock entitled to vote at the meeting in person or by proxy constitutes a quorum for the transaction of business.

     Number of votes required. The number of votes required to approve the proposals scheduled to be presented at the meeting is as follows:

Proposal		Required Vote for Approval
No. 1

Issuance of a secured note convertible into shares of our common stock and warrant to purchase shares of our common stock to LFB pursuant to the Note and Warrant Purchase Agreement dated as of October 31, 2008 between GTC and LFB.

Affirmative vote representing a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon.

No. 2

Amendment to the 2002 Plan to increase by 2,000,000 shares the number of shares of common stock available for issuance under the 2002 Plan and amend the annual adjustment provision under the 2002 Plan.

Affirmative vote representing a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon.

No. 3	Amendment to our restated Articles of Organization, as amended, to increase by 10,000,000 shares the number of authorized shares of our common stock to 210,000,000 shares.	Affirmative vote representing a majority of shares outstanding and entitled to vote thereon.

     Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the special meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of The New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal		Impact of Abstentions and Broker Non-Votes
No. 1	Issuance of a secured note convertible into shares of our common stock and a warrant to purchase shares of our common stock to LFB pursuant to the Note and Warrant Purchase Agreement dated as of October 31, 2008 between GTC and LFB.	Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not have an effect on this proposal.

No. 2

Amendment to the 2002 Plan to increase by 2,000,000 shares the number of shares of common stock available for issuance under the 2002 Plan and amend the annual adjustment provision under the 2002 Plan.

Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not have an effect on this proposal.

No. 3	Amendment to our restated Articles of Organization, as amended, to increase by 10,000,000 shares the number of authorized shares of our common stock to 210,000,000 shares.	Abstentions and broker non-votes will have the effect of a vote against the proposal.

     Discretionary voting by proxies on other matters. If other matters are properly presented for consideration at the special meeting, the persons named as proxies on the proxy card, or designated by telephonic or Internet vote, will have the authority to vote on those matters for you as they determine. Aside from the three proposals listed above, we do not know of any other proposals that may be presented at the special meeting.

     How you may revoke your proxy. You may revoke the proxy authority granted by your proxy card at any time before its exercise by submitting a written revocation or a new duly executed proxy card bearing a later date to GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Nathaniel S. Gardiner, Corporate Clerk. You may revoke the proxy authority granted by telephone or Internet in accordance with the instructions provided on the website or by calling the number set forth on your proxy card, which in either case must be done before 11:59 p.m. Eastern Time the day before the meeting date. Previously granted proxy authority may also be revoked by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements in time with your broker or bank to vote your shares in person or to revoke your proxy.

     Voting results. We expect to publicly announce shortly after the meeting whether or not the proposals under consideration have been approved. Additionally, we expect to report the voting results from the special meeting in our Annual Report on Form 10-K for fiscal year 2008, which we plan to file with the Securities and Exchange Commission in March of 2009.

     Expenses of solicitation. We will bear all costs of soliciting proxies. We have hired a proxy solicitation firm, the Altman Group, to assist in soliciting proxies for an anticipated fee of approximately $40,000, plus reasonable out-of-pocket expenses. We will also, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and email, without additional remuneration.

     No appraisal rights. There are no appraisal rights associated with any of the proposals being considered at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and its corresponding footnotes set forth the amount of our common stock and Series D preferred stock beneficially owned as of October 27, 2008 by:

  persons known by us to be beneficial owners of more than 5% of our common stock or Series D preferred stock;

  our principal executive officer and principal financial officer during our most recently completed fiscal year and our three other most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year, whom we refer to collectively as our “named executives”;

  our directors; and

  all of our current executive officers and directors as a group.

     The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before December 26, 2008 by exercising a stock option or other right to acquire shares. Unless otherwise indicated, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. For each person listed below, the percentage ownership of common stock set forth under “Percent of Class” was calculated based on the 102,915,857 shares of common stock outstanding on October 27, 2008, plus any shares that person could acquire upon the exercise of any options or other rights exercisable on or before December 26, 2008. The percentage ownership of Series D preferred stock set forth under “Percent of Class” was calculated based on the 115 shares of Series D preferred stock outstanding on October 27, 2008.

		Number of Shares	Percent of
Title of Class	Beneficial Owner	Beneficially Owned	Class
Common Stock
	LFB Biotechnologies, S.A.S.U.(1) 3, avenue des Tropiques Les Ulis - 91940
	Courtaboeuf Cedex – France	20,263,404	19.7%
	William Harris Investors, Inc.(2)
	191 North Wacker Drive, Suite 1500 Chicago, IL 60606	6,838,512	6.6%
	Sonora Investment Management, LLC(3)
	2343 E Broadway Blvd, Suite 116 Tucson, AZ 85719	5,196,594	5.1%
	Geoffrey F. Cox(4)	1,334,889	1.3%
	Robert W. Baldridge(5)	80,075	*
	Kenneth A. Bauer(6)	52,500	*
	Christian Béchon(7)	90,958	*
	Francis J. Bullock(8)	116,296	*
	James A. Geraghty(9)	225,102	*
	May Ann Gray(10)	26,000	*
	Michael J. Landine(11)	52,500	*
	Pamela W. McNamara(12)	83,186	*
	Marvin L. Miller(13)	84,139	*
	Alan W. Tuck(14)	94,195	*
	John B. Green(15)	483,331	*
	Gregory F. Liposky(16)	65,519	*
	Harry M. Meade(17)	475,097	*
	Daniel S. Woloshen(18)	359,635	*
	All current executive officers and directors as a group (15 persons)(19)	3,570,388	3.47%

		Number of Shares	Percent of
Title of Class	Beneficial Owner	Beneficially Owned	Class
Series D Preferred Stock
	LFB Biotechnologies, S.A.S.U.(20)	115	100%
____________________

*	Less than 1%.

(1)	Based on information contained in this holder’s most recent Schedule 13D/A filed on February 25, 2008. Includes 20,148,404 common shares directly owned and 115,000 shares issuable upon conversion of 115 shares of Series D convertible preferred stock directly owned by the holder. LFB, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies. Does not include (i) 48,387,096 shares of common stock issuable upon conversion of the Convertible Note and (ii) 23,193,548 shares of common stock issuable upon exercise of the Warrant.

(2)	Based on information contained in this holder’s most recent Schedule 13G/A filed on February 13, 2008. Includes warrants exercisable for 817,500 shares.

(3)	Based on information contained in this holder’s Schedule 13G filed on March 14, 2008.

(4)	Includes 489,717 shares owned directly by Dr. Cox (including 4,000 shares owned jointly with his grandchildren), 27,172 shares beneficially owned by Dr. Cox and held in our 401(k) plan, 4,000 shares held by Dr. Cox indirectly as custodian for his grandchildren and 814,000 shares issuable to Dr. Cox upon the exercise of outstanding options.

(5)	Includes 5,075 shares owned directly by Mr. Baldridge and 75,000 shares issuable to Mr. Baldridge upon the exercise of outstanding options.

(6)	Includes 52,500 shares issuable to Dr. Bauer upon the exercise of outstanding options.

(7)	Includes 53,458 shares owned directly by Mr. Béchon and 37,500 shares issuable to Mr. Béchon upon the exercise of outstanding options. Mr. Béchon’s beneficial ownership excludes the 20,148,404 shares directly owned, and 115,000 shares issuable upon conversion of the 115 shares of Series D convertible preferred stock directly owned, by LFB Biotechnologies, of which Mr. Béchon is President and Chief Executive Officer. Mr. Béchon is also an executive officer of the parent of LFB Biotechnologies, Laboratoire Francais du Fractionnement et des Biotechnologies, which is wholly owned by the government of France, but he disclaims beneficial ownership of such shares.

(8)	Includes 23,796 shares owned directly by Dr. Bullock and 92,500 shares issuable to Dr. Bullock upon the exercise of outstanding options.

(9)	Includes 106,219 shares owned directly by Mr. Geraghty, 1,383 shares beneficially owned by Mr. Geraghty and held in our 401(k) plan and 117,500 shares issuable to Mr. Geraghty upon the exercise of outstanding options.

(10)	Includes 11,000 shares owned directly by Dr. Gray and 15,000 shares issuable to Dr. Gray upon the exercise of outstanding options.

(11)	Includes 52,500 shares issuable to Mr. Landine upon the exercise of outstanding options.

(12)	Includes 15,686 shares owned directly by Ms. McNamara and 67,500 shares issuable to Ms. McNamara upon the exercise of outstanding options.

(13)	Includes 16,639 shares owned directly by Mr. Miller and 67,500 shares issuable to Mr. Miller upon the exercise of outstanding options.

(14)	Includes 17,195 shares owned directly by Mr. Tuck, 7,000 shares held by Mr. Tuck in his Individual Retirement Account and 70,000 shares issuable to Mr. Tuck upon the exercise of outstanding options.

(15)	Includes 153,770 shares owned directly by Mr. Green, 36,960 shares beneficially owned by Mr. Green and held in our 401(k) plan, and 295,601 shares issuable to Mr. Green upon the exercise of outstanding options.

(16)	Includes 34,736 shares owned directly by Mr. Liposky, 30,783 shares beneficially owned by Mr. Liposky and held in our 401(k) plan. Mr. Liposky ceased to be employed by us in August 2008. Does not include options held by Mr. Liposky that have since expired unexercised.

(17)	Includes 164,812 shares owned directly by Dr. Meade, 30,770 shares beneficially owned by Dr. Meade and held in our 401(k) plan, and 279,515 shares issuable to Dr. Meade upon the exercise of outstanding options exercisable on or before December 26, 2008.

(18)	Includes 109,425 shares owned directly by Mr. Woloshen, 30,610 shares beneficially owned by Mr. Woloshen and held in our 401(k) plan, and 219,600 shares issuable to Mr. Woloshen upon the exercise of outstanding options exercisable on or before December 26, 2008.

(19)	Excludes the 20,148,404 shares directly owned, and 115,000 shares issuable upon conversion of the 115 shares of Series D convertible preferred stock directly owned, by LFB Biotechnologies, of which Mr. Béchon is President and Chief Executive Officer. Also excludes amounts for Mr. Liposky as he is no longer a current executive officer.

(20)	LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies. Mr. Béchon is an executive officer of both companies, but he disclaims beneficial ownership of the shares. See Note (7) above in this table.

BACKGROUND INFORMATION

     On October 31, 2008, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with LFB Biotechnologies S.A.S.U. (“LFB”), under which we agreed to issue to LFB a $15.0 million secured convertible note (the “Convertible Note”) and a warrant to purchase 23,193,548 shares of our common stock (the “Warrant”). Completion of the transaction is subject to satisfaction of certain conditions, including:

  the receipt of approvals from our stockholders, as described in this proxy statement;

  the execution of an intercreditor agreement between LFB and General Electric Capital Corporation (“GE Capital”), the lender under our existing senior secured credit facility;

  the accuracy of the representations and warranties of the parties; and

  the satisfaction of other customary closing conditions.

     In connection with the issuance of the Convertible Note and the Warrant, the Purchase Agreement provides LFB with certain additional benefits and rights, described below under “Note and Warrant Purchase Agreement.” We expect to receive net proceeds of approximately $10.0 million, after payment of fees and expenses related to the transaction and after depositing $4.0 million of the proceeds into a restricted cash account for the benefit of GE Capital to satisfy a condition to receiving GE Capital’s consent to the transaction. We expect the transaction to close within three business days after receipt of any required approvals from our stockholders. We expect to use the net proceeds for general corporate purposes.

Note and Warrant Purchase Agreement

     The following summary of the Purchase Agreement, the Convertible Note, the related security agreement and the Warrant is qualified in its entirety by reference to, and should be read in conjunction with, the actual Purchase Agreement (which includes forms of the Convertible Note, the Warrant and the security agreement), a copy of which was filed as an exhibit to a Current Report on Form 8-K filed on November 6, 2008 and is incorporated herein by reference.

     Under the Purchase Agreement, we have agreed to issue to LFB the Convertible Note and the Warrant in exchange for payment to us of aggregate gross proceeds of $15.0 million. The principal amount of the Convertible Note will be convertible into 48,387,096 shares of our common stock and the Warrant will be exercisable for 23,193,548 shares of our common stock. Upon exercise of the Warrant in full and conversion of the Convertible Note in full, LFB would own 91,844,048 shares, or 52.6% of our common stock. The Purchase Agreement also provides LFB with certain rights and benefits, including a right of first refusal and a right of first negotiation with respect to our future sales of common stock, the right of first negotiation with respect to certain of our products and technologies and the right to designate board representatives upon conversion of the Convertible Note. The Purchase Agreement also requires that we grant to LFB rights and licenses to certain technology, products and patents to guarantee our obligations under the Convertible Note.

     Convertible Note. The Convertible Note will mature on June 30, 2012 and will accrue interest at a rate equal to 8% per annum. Accrued interest shall be payable in cash in arrears on the last day of each fiscal quarter commencing on December 31, 2008. On or before June 1, 2009, we will have the right to redeem the Convertible Note at a price equal to 100% of the outstanding principal amount plus accrued and unpaid interest. After June 1, 2009, LFB will have the right to convert all or a portion of the Convertible Note into shares of our common stock at a conversion price equal to $0.31 per share. The conversion price of the Convertible Note and the number of shares issuable upon conversion of the Convertible Note will be proportionately adjusted for any stock splits, stock dividends, recapitalization or other combination or subdivision of the outstanding shares of our common stock. We would be able to repay the Convertible Note after June 1, 2009 and prior to maturity only with LFB’s consent. Under the Purchase Agreement, we have agreed to enter into a security agreement with LFB to secure our obligations under the Convertible Note by granting to LFB a first priority lien on our intellectual property and a second priority lien on all of our other assets. Under the Purchase Agreement, our obligations under the

Convertible Note are also secured by a grant to LFB of rights and licenses with respect to certain technologies, inventions and patent rights under the Joint Development and Commercialization Agreement dated September 29, 2006 between us and LFB (the “JDA”).

     Warrant. The Warrant will be exercisable, in full or in part, to purchase an aggregate of 23,193,548 shares of our common stock at a cash exercise price of $0.31 per share at any time before the fifth year anniversary of the date it is issued. The exercise price of the Warrant and the number of shares issuable upon exercise of the Warrant will be proportionately adjusted for any stock splits, stock dividends, recapitalization or other combination or subdivision of the outstanding shares of our common stock. If we repay the Convertible Note, LFB will have the right to require us to redeem the Warrant for a redemption price of $1.5 million, which may include the repurchase of shares of common stock previously issued upon prior exercise of the Warrant. If we repay the Convertible Note at maturity and LFB exercises its redemption right under the Warrant, we have the option to pay the redemption price in shares of our common stock based on the fair market value of the stock (as calculated in the Warrant) on the date LFB exercises its redemption right.

     Participation and First Negotiation Rights with Respect to Future Security Offerings. Under the Purchase Agreement, LFB has the right to participate in all of our future offerings of common stock or securities exercisable or convertible into common stock to purchase the number of shares in proportion to its then pro rata ownership of our common stock, on an as converted basis. LFB’s participation will be on the terms agreed upon by us and other investors in the future offerings, including price and closing date; provided that LFB will have 10 calendar days upon notice of any offering to choose whether to participate. After June 1, 2009, LFB will have a right of first refusal and right of first negotiation with respect to any proposed sale by us of common stock or securities exercisable or convertible into common stock. Pursuant to this right, if we intend to undertake an offering, we must notify LFB of the proposed terms of such offering and LFB has the right to refuse to purchase the securities on the proposed terms and the right to negotiate with us alternative terms to purchase all of the securities to be sold in the proposed offering.

     Board Representatives. Under the terms of the Purchase Agreement, upon conversion of the Convertible Note in full or in part from time to time on or after June 1, 2009, and as long as LFB owns at least 21% of our outstanding common stock on an as converted basis, LFB will have the right to designate to our Board of Directors the maximum number of directors permissible under the Marketplace Rules of NASDAQ. We believe the maximum number of directors LFB could designate would be equal to the product, rounded up to the nearest whole number, of (i) LFB’s ownership percentage of our equity, multiplied by (ii) the total number of directors on our Board (including LFB’s designated directors). For purposes of this calculation, we believe that LFB’s equity ownership percentage would be determined by dividing:

(i)	the sum of the number of shares of our common stock:
	(A)	held by LFB,
	(B)	issuable upon conversion of our currently convertible preferred stock held by LFB, and
	(C)	issuable upon conversion of our currently convertible debt held by LFB, by
(ii)	the sum of the number of shares of our common stock:
	(A)	outstanding,
	(B)	issuable upon conversion of our outstanding and currently convertible preferred stock, and
	(C)	issuable upon conversion of our outstanding and currently convertible debt.

     Upon any conversion of the Convertible Note, assuming that our equity capitalization remains unchanged and that, except for the conversion, LFB’s ownership remains unchanged, LFB’s equity ownership percentage under this calculation would be approximately 45% and LFB would have the right to designate 50% of the total number of directors on our Board. LFB’s director representatives would be appointed across each of our three classes of directors in as equal proportion as possible.

     Once appointed LFB’s board representatives would be nominated for re-election upon expiration of their term unless LFB’s equity ownership percentage decreases. If LFB’s equity ownership percentage decreases, we believe that under the NASDAQ Marketplace Rules the number of its board representatives would have to decrease ratably such that LFB’s board representation would remain proportional to its equity ownership, as described above. We expect any decrease in the number of LFB’s directors to be effected only upon expiration of any such director’s term and believe that this manner of decrease is permitted under the NASDAQ Marketplace Rules.

     Pursuant to the Purchase Agreement, we have requested a determination from NASDAQ to confirm the foregoing description with respect to the maximum number of directors that LFB may designate, the ratable decrease in LFB’s director representatives and the manner of effecting any such decrease.  We have not yet received the determination from NASDAQ before finalizing this proxy statement. We expect to receive the determination before the special meeting of stockholders and to announce any material change at or before the meeting if the determination were to increase the number of directors that LFB may designate under the Purchase Agreement. To the extent necessary to comply with any NASDAQ determination we receive, LFB’s right to board representatives under the Purchase Agreement may vary from the description above.

     Grants of Rights and Licenses under the JDA. Under the Purchase Agreement, LFB will have a right of first negotiation on partnering and licensing opportunities under the JDA. After June 1, 2009, we must notify LFB of any decision to license to a third party or enter into a collaboration or partnership with a third party to develop or commercialize any invention or product developed by us pursuant to the terms of the JDA. Upon receipt of our notice, LFB will have the right to negotiate with us such proposed license, collaboration or other arrangement. Also, we will grant to LFB for a period equal to the term of the Convertible Note exclusive rights and licenses to certain technology and joint inventions and joint patent rights under the JDA to all areas outside of Europe. These rights will be exclusive even as to us and our ability to have similar rights. If the Convertible Note is not repaid in full or converted in full by its maturity date or if there is an event of default under the Convertible Note, these rights and licenses will become perpetual and non-terminable in favor of LFB.

     Representations and Warranties. The Purchase Agreement is incorporated by reference to our Current Report on Form 8-K filed November 6, 2008. Except for its status as the contractual document between the parties with respect to the agreements described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and are subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

     Required Stockholder Approvals. The closing of the Purchase Agreement is conditioned on our stockholders approving the issuance of the Convertible Note and the Warrant to LFB (Proposal 1), an amendment to the 2002 Plan to increase the number of shares of common stock available for issuance under the 2002 Plan and to amend the annual adjustment provision under the 2002 Plan (Proposal 2) and, if we have not effected an Approved Reverse Stock Split (as discussed below), an amendment to our amended and restated Articles of Organization to increase the number of authorized shares (Proposal 3).

     Even if stockholders approve Proposal 1, unless we also receive stockholder approval of Proposal 2, we will not be able to require LFB to complete the transaction under the Purchase Agreement and LFB may terminate its obligation to purchase the Convertible Note and the Warrant. If we receive stockholder approval of Proposals 1 and 2, but not Proposal 3, we will effect an Approved Reverse Stock Split in order to complete the transaction. For more information on the Approved Reverse Stock Split see the section titled “Prior Authorization to Effect a Reverse Stock Split.”

LFB Biotechnologies, S.A.S.U.

     We are partners with LFB under the JDA to develop selected recombinant plasma proteins and monoclonal antibodies using our transgenic production platform. Under the JDA, we and LFB are sharing equally in the cost of the development and commercialization of each product and are entitled to 50% of any profits derived from products developed through the collaboration, provided we each contribute equally to their development. In the event that contributions to development are not equal, the profit allocation will be adjusted based on development costs incurred. Under the JDA, a joint steering committee of our and LFB’s representatives determines product development and commercialization plans. We are responsible for development of the production system for the products and retain exclusive commercial rights to the products in North America. LFB is responsible for clinical development and regulatory review of the first program in this collaboration, and has exclusive commercial rights in Europe. We hold co-exclusive rights with LFB in the rest of the world to any products developed through the collaboration. The initial term of the agreement is fifteen years, subject to extension or termination by mutual consent, and the terms for any product developed through the collaboration will continue until the later of the initial term or ten years beyond regulatory approval of that product.

     In addition, LFB has expressed a significant interest in commercializing ATryn® in Europe and the Middle East for its existing approved indications, as well as continuing the development of ATryn® in the ongoing Phase II DIC study and for other clinical indications. Following an internal strategic review and reprioritization by LEO Pharma A/S, we have entered into negotiations for the transition of the ATryn® program in Europe and the Middle East from LEO Pharma to LFB. Negotiations with LFB are in the preliminary stages and there can be no assurance that they will ultimately lead to agreement for a successful transition of this program to LFB or on terms that will be favorable to us.

     LFB is our largest stockholder. As of October 27, 2008, LFB owned 20,033,404 shares of our common stock and 115 shares of our Series D preferred stock, each share of which is convertible into 1,000 shares of our common stock, and beneficially owned, on an as-converted basis, 20,148,404 shares, or approximately 19.7% of our then outstanding common stock. As sole stockholder of our Series D preferred stock, LFB is entitled to nominate and elect one director to our Board. Christian Béchon, Chairman and Chief Executive Officer of LFB and Laboratoire français du Fractionnement et des Biotechnologies S.A., LFB’s parent company, serves as a director and LFB board representative. LFB has registration rights with respect to up to 10,000,000 shares of common stock it beneficially owns. LFB also holds a convertible note payable by us with a principal amount of approximately $842,000 and approximately $31,534 in accrued and unpaid interest. The convertible note matures in 2011 and accrues interest at a rate of 2% per annum and, subject to certain conditions, will automatically convert into shares of our common stock in conjunction with future common stock offerings at the per share offering price of the respective offering.

     Upon full conversion of the Convertible Note and full exercise of the Warrant, and including its current holdings, LFB would own approximately 52.6% of our outstanding shares of common stock. As discussed above under “Note and Warrant Purchase Agreement—Board Representatives,” LFB would have the right, upon conversion in full or part of the Convertible Note, to designate the maximum number of directors to our Board of Directors permissible under the NASDAQ Marketplace Rules. As discussed above under “Note and Warrant Purchase Agreement—Grants of Rights and Licenses under the JDA,” upon closing of the transaction, LFB will receive rights and licenses with respect to certain technology, products, patents and opportunities under the JDA.

Prior Authorization to Effect a Reverse Stock Split

     At our annual meeting of stockholders in June 2008, our stockholders approved the grant of discretionary authority to our Board of Directors to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of not less than 5 shares and no more than 20 shares into 1 share, at any time prior to our 2009 annual meeting of stockholders (an “Approved Reverse Stock Split”). The primary purpose for effecting an Approved Reverse Stock Split would be to increase the per share price of our common stock in order to help us satisfy the minimum bid price requirement for continued listing of our common stock on the NASDAQ Capital Market. However, because an Approved Reverse Stock Split would reduce the number of shares outstanding without changing the number of authorized but unissued shares of common stock, it would have the effect of increasing the number of our authorized but unissued shares.

     We may effect an Approved Reverse Stock Split prior to the special meeting at which we are seeking approval of the proposals in this proxy statement, in which case, under the Purchase Agreement, we would not have to receive stockholder approval of Proposal 3 to amend our amended and restated Articles of Organization to increase the number of authorized shares of common stock.

     If we effect an Approved Reverse Stock Split, it would be applied to all outstanding shares of common stock. Fractional shares would not be issued in connection with an Approved Reverse Stock Split. Stockholders who hold a number of shares of common stock that cannot be evenly divided by the reverse stock split ratio would receive a cash payment in lieu of any fractional shares to which they would otherwise be entitled. Apart from the impact of the treatment of fractional shares on individual stockholders, an Approved Reverse Stock Split would affect all of our holders of common stock uniformly. Although a stockholder’s number of votes would be decreased, the relative voting power of stockholders would not change.

     If we effect an Approved Reverse Stock Split, it would impact securities that we have issued that are convertible into shares of our common stock. An Approved Reverse Stock Split would effect a reduction in the number of shares of common stock issuable upon the exercise of our outstanding stock options, warrants, convertible note and Series D preferred stock in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options and warrants would increase, likewise in proportion to the reverse stock split ratio.

PROPOSAL 1 –
ISSUANCE OF CONVERTIBLE NOTE AND WARRANT TO LFB

Proposal

     We are seeking approval of the issuance of the Convertible Note and the Warrant to LFB in exchange for an aggregate cash price of $15,000,000. For information regarding our proposed issuance of the Convertible Note and the Warrant, the terms of the Convertible Note and the Warrant and our related transactions with LFB, see “Background Information” beginning on page 7.

Reason For Request For Stockholder Approval

     Our common stock is listed on the NASDAQ Capital Market, and we are subject to the Marketplace Rules of NASDAQ. Under Marketplace Rule 4350(i)(1)(D)(ii), we are required to obtain stockholder approval prior to the issuance of securities in connection with one or more transactions, other than a public offering, that involve:

(i)	the sale or issuance of common stock, or securities convertible into common stock, equal to 20% or more of our common stock outstanding before the issuance,

(ii)	at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of our common stock.

     Our issuance of the shares issuable upon exercise of the Warrant and any shares issuable upon conversion of the Convertible Note under the Purchase Agreement will result in the issuance of common stock, or securities convertible into common stock, equal to 20% or more of our common stock outstanding immediately before we entered into the Purchase Agreement on October 31, 2008. The equivalent per share price of the common stock issuable pursuant to the Purchase Agreement is $0.31. The per share market price of our common stock (which was greater than book value) was equal to the consolidated closing bid price of $0.39 on October 31, 2008 and immediately preceding entering into the Purchase Agreement, which occurred after the close of market on that date. Accordingly, we are seeking stockholder approval of this proposal in order to ensure compliance with Marketplace Rule 4350(i)(1)(D)(ii).

     In addition, under Marketplace Rule 4350(i)(1)(B), we are required to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance would result in a change of control. NASDAQ guidance indicates that generally a change in control occurs when a stockholder acquires a control position of 20% or more of the pre-transaction outstanding shares. LFB currently holds approximately 19.7% of our pre-transaction shares outstanding on an as converted basis. If the transaction is approved by our stockholders, LFB could acquire a 52.6% interest in us on an as converted basis assuming full conversion of the Convertible Note and full exercise of the Warrant. Accordingly, we are seeking approval of this proposal in order  to ensure compliance with Marketplace Rule 4350(i)(1)(B).

     Lastly, under Marketplace Rule 4350(i)(1)(A), we are required to obtain stockholder approval when an equity compensation arrangement is made, pursuant to which stock may be acquired by officers, directors, employees, or consultants. NASDAQ guidance indicates that the issuance of common stock or securities convertible into or exercisable for common stock by a company to affiliated entities of the company’s officers, directors, employees or consultants other than in a public offering at a price less than the greater of the book or market value of the common stock may be deemed to be equity compensation requiring stockholder approval under Rule 4350(i)(1)(A). Because Mr. Béchon, one of our directors and the board representative for LFB, serves as Chairman and Chief Executive Officer of LFB and Laboratoire Français du Fractionnement et des Biotechnologies S.A., LFB’s parent, LFB may be deemed to be an affiliated entity of Mr. Béchon. Accordingly, we are seeking approval of this proposal in order to ensure compliance with Marketplace Rule 4350(i)(1)(A).

     If our stockholders do not approve Proposal 1, we will not be able to issue the Convertible Note or the Warrant to LFB under the Purchase Agreement. If our stockholders do not approve Proposal 1 or a similar proposal by December 31, 2008, LFB may terminate its obligation to purchase the Convertible Note and the Warrant.

No Appraisal Rights

     Under Massachusetts law, stockholders are not entitled to appraisal rights with respect to the issuance to LFB of the Warrant and the Convertible Note.

Vote Required

     The affirmative vote representing a majority of votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon is required to approve this Proposal 1. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not have an effect on this Proposal 1. If Proposal 1 is not approved and any similar proposal is not approved by December 31, 2008, the issuance and sale of the Convertible Note and the Warrant to LFB will not be completed.

Relationship to Other Proposals

     Unless Proposal 2 is approved, we will not be able to require LFB to complete the financing transaction under the Purchase Agreement, notwithstanding approval of this Proposal 1.

Recommendation of our Board of Directors

     Our Board of Directors has determined that the issuance of the Convertible Note and the Warrant as contemplated more fully in the Purchase Agreement is advisable and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of this Proposal 1 at the special meeting.

PROPOSAL 2 –
INCREASE THE NUMBER OF SHARES UNDER THE 2002 PLAN

Proposal

     Stockholders are being asked to approve an amendment to our 2002 Plan to:

  increase the number of shares of common stock available for issuance under the 2002 Plan by 2,000,000 shares (subject to adjustment in the event of stock splits and other similar events); and

  amend the annual adjustment provision to include shares issuable upon conversion of any convertible debt, as long as such convertible debt is convertible without payment of additional consideration by the holder, for purposes of calculating one of the limitations on automatic increases in the number of shares of common stock available for issuance pursuant to that provision under the 2002 Plan.

     Our Board has adopted the provisions included in the proposed amendment as set forth in this Proposal 2, subject to stockholder approval at the special meeting.

Reasons for Amendment

     Increase in the Number of Shares Available. Under the Purchase Agreement, we are required to receive stockholder approval of an increase of 2,000,000 shares in the number of shares available for issuance under the 2002 Plan. Subject to stockholder approval of this Proposal 2, our Compensation Committee has reserved and awarded these shares pursuant to a new retention plan to be administered by our Compensation Committee under the 2002 Plan. In exchange for reserving at least 1,000,000 shares for awards under the retention plan, LFB reduced the number of shares to be issuable under the Warrant, as initially negotiated, by 1,000,000 shares. The retention plan is intended to encourage the continued employment of our key personnel through the grant of equity awards conditioned on continued employment with us. Our Compensation Committee will administer the retention plan pursuant to the 2002 Plan and has the authority to determine the individual participants and the amount of any awards under the retention plan. Eligible participants besides our executive officers would include Vice Presidents, Senior Directors, Directors and Associate Directors.

     In addition to the requirements under the Purchase Agreement to obtain shareholder approval of the increase in shares available under the 2002 Plan, we are also seeking shareholder approval of the increase because we currently have less than 100 shares available for future awards under the 2002 Plan. An increase of 2,000,000 shares in the number of shares available for issuance under the 2002 Plan, in addition to any other shares which may become available under the current terms of the 2002 Plan, we believe would provide us with a sufficient reserve of equity awards under the 2002 Plan for our planned awards during 2008 and 2009 to attract, retain and motivate key employees essential to our long-term growth and success. As is the case for most biotechnology companies, equity awards are a significant component of the compensation we pay to our employees and allow us to preserve available cash for other corporate uses. In light of the intense competition among our competitors, and biotechnology companies in general, for top scientists, researchers, and other skilled employees, our Compensation Committee strongly believes that we must be able to grant meaningful equity awards broadly among our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our stockholders. The Compensation Committee also believes that equity awards granted pursuant to the 2002 Plan to eligible non-employee directors similarly help to attract and retain quality directors and align those directors’ financial interests with our success by promoting director ownership of our equity.

     Amendment of the Annual Adjustment Provision. In 2007, our stockholders approved an amendment to the 2002 Plan that added a mechanism for automatic annual increases in the number of shares of our common stock available for issuance under the 2002 Plan. An annual increase is added on December 31 of each year, beginning in 2008, and is equal to the lesser of 1,500,000 shares or such other amount as determined by the Board; provided that no increase shall cause the maximum number of shares issuable under the 2002 Plan to exceed the lesser of:

(i)	10% of our capital stock outstanding on the applicable increase date, including shares of common stock and shares of capital stock convertible into common stock (the “10% Cap”), or

(ii)	15,000,000 shares (subject to adjustment in the event of stock splits and other similar events).

     As of October 27, 2008, there were outstanding 102,915,857 shares of common stock and 115 shares of Series D Preferred Stock, which are convertible into an aggregate of 115,000 shares of common stock. Accordingly, as of that date, the 10% Cap equalled 10,303,085 shares. If Proposal 2 is approved, it would increase the number of shares issuable under the 2002 Plan to 8,500,000, and, assuming no additional shares are issued by the end of 2008, a full annual increase of 1,500,000 shares would occur on December 31, 2008 without any restriction imposed by the 10% Cap. Under the current terms of the 2002 Plan, the same automatic increase could not occur at the end of 2009. Assuming the Convertible Note is issued to LFB but no other shares of our capital stock are issued before the end of 2009, the 10% Cap would reduce the automatic increase in issuable shares on December 31, 2009 to only 303,085 shares.

     Our Compensation Committee believes that it is important to avoid such a reduction in 2009 and subsequent years. Their proposed amendment would increase the number of shares included in the calculation of the 10% Cap. Under Proposal 2, the shares issuable on conversion of the Convertible Note, or any other convertible debt securities that are convertible into our common stock without requiring additional cash payment by the holder, would increase the number of shares of our common stock deemed to be outstanding for purposes of  the 10% Cap, thereby effectively increasing the 10% Cap. Assuming that the Convertible Note was issued and convertible as of December 31, 2009, approval of Proposal 2 would result in a full 1,500,000 share automatic annual increase on December 31, 2009. In fact, thereafter during the scheduled term of the Convertible Note, whether or not the Convertible Note is converted, the annual adjustment provision would automatically add 1,500,000 shares to the 2002 Plan each year until the aggregate limit of 15,000,000 shares is reached in 2012.

     It is important to note that we are only seeking to adjust the 10% Cap, not the amount of the aggregate limit, and to do it in a manner that will adjust the 10% Cap automatically downward if the Convertible Note is redeemed. We are not seeking to adjust any other aspect of the annual adjustment provision, including the aggregate 15,000,000 share limit on the total number of shares that can become available under the 2002 Plan. We believe that by adjusting only one of these limits on annual increases, we will maintain the effectiveness of the annual adjustment provision and the 2002 Plan, thereby helping to ensure a reliable source of future equity awards needed to continue to attract, retain and motivate key employees in the future, while retaining the already existing protections against shareholder dilution under the 2002 Plan.

     If an Approved Reverse Stock Split is effected, our Board will make a corresponding reduction in the number of shares available for future issuance under all of our equity plans, including the 2002 Plan, so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under our equity incentive plans merely as a result of the Approved Reverse Stock Split.

Summary of the 2002 Plan

     The following is a summary description of the principal terms of the 2002 Plan. It is subject to, and qualified by, the actual provisions of the 2002 Plan, a copy of which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No. 0-21794) filed with the SEC on May 30, 2007.

Background

     The 2002 Plan was initially approved by our Board in February 2002 and initially approved by our stockholders in May 2002. The 2002 Plan replaced our amended and restated 1993 Equity Incentive Plan, referred to as the 1993 Plan, which expired in 2003. An amendment and restatement of the 2002 Plan was approved by our Board and our stockholders in 2004. A further amendment and restatement of the 2002 Plan was approved by our Board and our stockholders in 2007. The 2002 Plan is currently the only equity incentive plan we have under which we may make equity-based awards.

     We are currently authorized to issue up to approximately 8,268,796 shares of common stock, including shares added from expired, terminated or forfeited awards under the 1993 Plan (subject to adjustment in the event of stock splits or other similar events) pursuant to awards granted under the 2002 Plan. As of November 13, 2008, under the 2002 Plan:

1,757,591 shares of common stock had been issued;

4,697,549 shares of common stock were subject to outstanding options, at a weighted average exercise price of $1.63 per share and 608,175 shares of common stock were subject to outstanding restricted stock units; and

289,813 shares of common stock remained available for future grants.

     Under the 2002 Plan, shares of common stock subject to awards made under the 1993 Plan that expire, are terminated or are forfeited, up to a maximum of 2,178,388 shares, are added to the number of shares available for issuance under the 2002 Plan. As of November 13, 2008 approximately 854,778 shares have been added to the 2002 Plan as a result of the expiration, termination or forfeiture of awards under the 1993 Plan. We do not believe that additional shares available from the 1993 Plan will be a reliable or sufficient source of shares to effectively administer the 2002 Plan.

     As described above under “Reasons for the Amendment – Amendment of the Annual Adjustment Provision,” the 2002 Plan also includes the annual adjustment provision for automatic annual increases in the number of shares of our common stock available for issuance under the 2002 Plan. If this Proposal 2 is approved, the capital stock outstanding for purposes of calculating the 10% Cap will include shares issuable upon conversion of our convertible debt that is convertible into our common stock without requiring additional cash payment by the holder. The scheduled increase of shares on December 31, 2008 has already been reserved for equity incentives previously committed by our Compensation Committee and for annual awards in 2009.

     If any award expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for awards granted under the 2002 Plan.

Awards

     The 2002 Plan provides for the following categories of awards:

     Stock Options. Our Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options, or ISOs, eligible for the special tax treatment described below or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as our Compensation Committee may determine, including by delivery or attestation of ownership of shares of common stock valued at their fair market value on the date of delivery, and for consideration received by us under a broker-assisted cashless exercise program.

     Restricted Stock. Our Compensation Committee may grant shares of common stock that are only earned if specified conditions, such as a completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture. Shares of restricted stock may not be sold, transferred or otherwise encumbered until earned, unless the Compensation Committee provides otherwise.

     Restricted Stock Units. Our Compensation Committee may grant the right to receive shares of common stock in the future, also based on meeting specified conditions and subject to forfeiture. These awards are to be made in the form of “units,” with each unit representing the equivalent of one share of common stock, although they may be settled in either cash or stock. Restricted stock unit awards would represent an unfunded and unsecured obligation of ours. In the discretion of the Compensation Committee, units may be awarded with rights to the payment of dividend equivalents.

     Unrestricted Stock. Our Compensation Committee may grant shares of common stock that are not subject to restrictions or forfeiture. Historically, these shares have been awarded only in lieu of an otherwise earned cash bonus amounts.

     Stock Appreciation Rights. Our Compensation Committee may grant stock appreciation rights, or SARs, where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Compensation Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of a SAR may not be less than the fair market value of the common stock on the date of grant or in the case of a tandem SAR, the exercise price of the related option.

     Awards under the 2002 Plan may contain such terms and conditions consistent with the 2002 Plan as our Compensation Committee in its discretion approves. In setting the terms of each award, except as noted above, the Compensation Committee has full discretion to determine the number of shares or units subject to the award, the exercise price or other consideration, if any, to be paid by the participant, the term and exercise period of each option granted, the conditions under which and the time or times at which an option becomes exercisable or under which the option, shares or units may be forfeited to us, and the other terms and conditions of the award. Our Compensation Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement if we undergo a change-in-control. The terms and conditions of awards need not be the same for each participant. In general, our Compensation Committee has discretion to administer the 2002 Plan in the manner that it determines, from time to time, is in our best interest.

     The maximum aggregate number of shares that may be granted to a 2002 Plan participant in any fiscal year is 400,000 (600,000 in the case of a new hire) shares, subject to adjustment for changes in capitalization. Incorporation of these limits are intended to qualify awards as performance-based compensation that is not subject to the $1 million limit on the Federal income tax deduction we may take for compensation paid to certain senior officers.

Eligible Participants

     Our and our affiliates’ employees, consultants and directors are eligible to participate in the 2002 Plan. Actual participants are chosen by our Compensation Committee. As of October 27, 2008, we and our subsidiaries had approximately 156 employees, and ten non-employee directors. We have not granted any awards to consultants since 2002.

Administration

     The 2002 Plan is administered by our Compensation Committee. Awards under the 2002 Plan are granted at the discretion of the Compensation Committee, which determines the recipients and establishes the terms and conditions of each award, including the exercise price, the form of payment of the exercise price, the number of shares subject to options or other equity rights and the time at which options become exercisable. Our Compensation Committee may delegate to one or more officers the power to make awards to employees who are not executive officers of ours subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

     Our Compensation Committee has adopted guidelines for the number of annual and new hire options awarded to our employees, other than employees who are subject to Section 16 of the Exchange Act. These guidelines are based on the salary grade of the employee and provide for the grant of ISOs at fair market value on the date of grant. Our Compensation Committee has delegated to our Chief Executive Officer the power to make awards under the 2002 Plan, in amounts consistent with the guidelines, to employees that are not subject to Section 16 of the Exchange Act. Our Compensation Committee may change the guidelines at any time.

Adjustments

     The number and kind of shares that have been, or may be, issued and the exercise price of any awards granted pursuant to the 2002 Plan are subject to adjustment by our Compensation Committee to reflect stock dividends, mergers, recapitalizations, or other changes affecting our common stock. If our Compensation Committee determines that we have undergone a change-in-control, it may accelerate any time period relating to exercise or payment, provide for payment in cash or other property with a fair market value equal to that amount that would have been received upon exercise, adjust terms, cause awards to be assumed or substituted by another entity or make such other provision as the Compensation Committee may consider equitable to the participants and in our best interests. Our Compensation Committee also has the authority to determine the effect on awards of a participant’s retirement, disability, death or other termination of employment, including the time periods relating to exercise or payment of the awards.

Amendment or Termination

     Our Board may amend the 2002 Plan, subject to any stockholder approval, as it determines to be necessary or advisable. Subject to the special limitations on the repricing of stock options which require stockholder approval, our Compensation Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory stock option, if the Compensation Committee determines that:

  such action would not materially and adversely affect the participant;

  the award is canceled and the participant receives the net value in cash or other property of what would have been received upon exercise;

  the change reduces the benefit of a performance-based vesting award; or

  our Compensation Committee determines that such action is reasonably necessary to comply with any regulatory, accounting, or stock market listing requirement.

     Unless terminated earlier by our Board or extended by approval of our stockholders of the proposed amendment of the 2002 Plan at the special meeting, no further awards may be granted under the 2002 Plan after May 23, 2017, which is the tenth anniversary of the approval of the most recent amendment and restatement of the 2002 Plan. If the proposed amendment is approved, awards may be made until the tenth anniversary of that approval.

U.S. Federal Income Tax Consequences Relating to Awards

     The following is a brief summary description of the material United States federal income tax consequences relating to awards granted pursuant to the 2002 Plan based on the applicable tax law in effect as of the date of this proxy statement.

     Incentive Stock Options. An optionee does not realize taxable income for regular tax purposes upon the grant or exercise of an ISO under the 2002 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to us for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee in the year of option exercise. Under current tax laws, the optionee would pay the greater of the regular tax liability or the alternative minimum tax liability. In certain circumstances, optionees may recover all or substantially all of the alternative minimum tax liability created due to the exercise of an ISO in later tax years, including the year of sale of the shares. If shares of common stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) we are entitled to deduct such amount. Any further gain realized is taxed as a short or long-term capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

     Restricted Stock. Generally, a recipient will be taxed at the time the conditions to earning the award are met. The excess of the fair market value of the shares at that time over the amount paid, if any, by the recipient for the shares will be treated as ordinary income. The recipient may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we receive a tax deduction for the amount reported as ordinary income to the recipient, subject to the limitations of Internal Revenue Code Section 162(m) discussed below. Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

     Unrestricted Stock. Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

     Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

     Internal Revenue Code Section 162(m). United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options and SARs granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options or SARs are granted by a committee consisting solely of outside directors, and (c) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

     Our Compensation Committee has designed the 2002 Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

     In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.

     Our Compensation Committee has approved the following list of business criteria upon which it may establish performance goals for deductible performance-based awards made to covered persons: (a) increases in the price of the common stock, (b) product or service sales or market share, (c) revenues, (d) return on equity, assets, or capital, (e) economic profit (economic value added), (f) total stockholder return, (g) costs, (h) expenses, (i) margins, (j) earnings or earnings per share, (k) cash flow, (l) cash balances, (m) customer satisfaction, (n) operating profit, (o) research and development progress, (p) clinical trial progress, (q) licensing, (r) product development, (s) manufacturing, or (t) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on our performance generally. Our Compensation Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Compensation Committee may deem relevant.

New Plan Benefits

     If the amendment to the 2002 Plan is approved, our Compensation Committee will be able to grant awards to eligible participants at its discretion. Consequently, except for the two exceptions noted below, it is not possible to determine at this time the amount or dollar value of awards to be provided under the 2002 Plan should this proposal be approved.

     If both this proposal and Proposal 1 are approved, we would designate 2,000,000 shares available for issuance under the 2002 Plan to a retention plan for our key employees and management. The Compensation Committee has already reserved and awarded options to purchase these shares pursuant to the retention plan, contingent upon such shareholder approval. The exercise price per share of these options will be the higher of (1) the closing price of our common stock on the date of shareholder approval of this proposal or (2) $0.31, which is the value used to establish the conversion price of the Convertible Note and the Warrant proposed to be issued to LFB.

     Additionally, in May 2007, the Compensation Committee adopted a proposal to grant to each individual director who may thereafter become a non-employee director, automatically upon his or her election or reelection to a three-year term at the annual meeting of stockholders (commencing with the 2007 annual meeting) non-qualified stock options. Each such qualifying director will be awarded non-qualified stock options to purchase 45,000 shares of common stock with 15,000 shares vesting each year of such director’s term at a price per share equal to the closing price on the date of grant. Under this standing resolution, each non-employee director who is elected or reelected as a director will be granted such an award.

     The upper portion of the following table sets forth the total amount of awards that have been reserved and awarded to our executive officers, executive officer group and non-executive officer group under the retention plan, contingent upon shareholder approval of Proposal 1 and Proposal 2. The lower portion of the following table sets forth our annual awards to our non-employee directors. The table omits the value of all awards because such value is based on the price of our common stock on either the date of grant or the date of shareholder approval and, therefore, is not presently determinable.

New Plan Benefits

2002 Plan

Name and Position	Dollar Value ($) (1) (2)	Number of Units (3)
Executive Officer and Employee Grants under the Retention Plan
Geoffrey F. Cox, Chairman, Chief Executive Officer and President	—	160,000
John B. Green, Senior Vice President, Chief Financial Officer and Treasurer	—	100,000
Gregory F. Liposky, Senior Vice President, Operations	—	—
Harry M. Meade, Senior Vice President, Research and Development	—	100,000
Daniel S. Woloshen, Senior Vice President and General Counsel	—	100,000
Executive Officer Group	—	560,000
Non-executive Officer Group	—	1,665,000

Annual Awards to Non-employee Directors
Non-executive Director Group (4)	—	150,000
____________________

(1)	Dollar value for “Executive Officer and Employee Grants under the Retention Plan” is the greater of $0.31 or the closing price of our common stock on the date of shareholder approval and, therefore, is not presently determinable.

(2)	Dollar value for “Annual Awards to Non-employee Directors” is based on the price of our common stock on the date of grant and, therefore, is not presently determinable.

(3)	Units are non-qualified stock options.

(4)	Assumes the number of board members will remain the same as currently constituted. Amount reflects the annual award each year.

Equity Awards Granted

     Under the 2002 Plan, which includes for this purpose stock options granted under our predecessor plans, we have granted, as of October 27, 2008, the following equity awards to the individuals and groups indicated:

		Number of Stock	Number of Shares
	Number of Stock	Options	of Unrestricted
	Options Granted	Outstanding Under	Stock Granted	Restricted Stock
Named Executives	Under 2002 Plan	1993 Plan (1)	Under 2002 Plan	Units
Geoffrey F. Cox	566,000	425,000	1,000	61,200
Chairman, Chief Executive
Officer and President
John B. Green	230,000	134,401	1,000	30,600
Senior Vice President,
Chief Financial Officer
and Treasurer
Gregory F. Liposky	—	62,000	1,000	—
Senior Vice President,
Operations
Harry M. Meade	240,000	114,315	1,000	30,600
Senior Vice President,
Research and Development
Daniel S. Woloshen	218,000	58,000	1,000	30,600
Senior Vice President and
General Counsel
All current executive officers as
a group (5 persons)(2)	1,494,000	731,716	6,000	183,600
All current directors who are not
executive officers as a group
(10 persons)	645,000	145,000	—	—
Other employees as a group
(including all current
officers who are not
executive officers	3,873,732	—	126,000	432,225
Total Awards to Date(3)(4)	6,012,762	—	132,000	615,825
____________________

(1)	Includes options granted under our prior 1993 Plan and our 1993 Director Option Plan, both of which were previously merged into the 2002 Plan.

(2)	Mr. Liposky’s awards have been excluded from this total because he is no longer employed by us.

(3)	For awards that are conditional upon shareholder approval, see the “New Plan Benefits” Table on the previous page.

(4)	Table does not include grants reserved and allocated under a retention incentive plan in June and July 2008 that will be made in 2009 and are conditioned on continued employment at the date of grant.

     No person other than those listed above has received more than five percent of the equity awards granted under the 2002 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 30, 2007:

Equity Compensation Plan Information

(c)
Number of securities
remaining available for
future issuance under
	(a)	(b)	equity compensation
	Number of securities to be	Weighted-average	plans (excluding
	issued upon exercise of	exercise price of	securities reflected in
	outstanding options,	outstanding options,	column (a))
Plan Category	warrants and rights	warrants and rights	(3)(4)
Equity compensation
plans/arrangements
approved by
stockholders(1)	5,910,153 (2)	$3.581	1,176,454
Equity compensation
plans/arrangements
not approved by
stockholders	—	—	—
Total	5,910,153		1,176,454
____________________

(1)	Includes our prior 1993 Plan, the 2002 Plan and our 2003 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under the 2003 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) is not determined until the end of each purchase period.

(3)	Includes 32,461 shares issuable under the 2003 Employee Stock Purchase Plan and 1,731,993 shares issuable under the 2002 Plan. Does not include the additional 2,000,000 shares that would become available for issuance under the 2002 Plan if Proposal 2 is approved.

(4)	Up to 10% of the awards under the 2002 Plan may be issued as restricted or unrestricted stock awards. For purposes of this limitation, awards subject to performance vesting and awards granted in lieu of cash bonuses are disregarded.

Vote Required

     The affirmative vote presenting a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon is required to approve this Proposal 2. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not have an effect on this Proposal 2.

Relationship to Other Proposals

     If this Proposal 2 is not approved, the increase in the number of shares available for issuance under the 2002 Plan will not be implemented, as required under the Purchase Agreement, and we will not be able to satisfy the condition to LFB’s obligation to complete the transaction under the Purchase Agreement as proposed under Proposal 1.

     If Proposal 1 for the issuance of the Convertible Note and the Warrant to LFB is approved, but Proposal 3 for increase in the number of authorized shares of our common stock is not approved, we will effect an Approved Reverse Stock Split, which will enable us to implement the increase in the number of shares available for issuance under the 2002 Plan as proposed under this Proposal 2 and complete the transaction under the Purchase Agreement with LFB.

Recommendation of our Board of Directors

Our Board of Directors has determined that the amendment of the 2002 Plan to increase the number of shares of common stock available for issuance and amend the annual adjustment provision is advisable and in the best interests of the stockholders, and recommends that all stockholders vote “FOR” the approval of the Proposal 2 at the special meeting.

PROPOSAL 3 –
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposal

     We are seeking approval to amend our amended and restated Articles of Organization to increase the number of authorized shares of our common stock to 210,000,000 shares. Our amended and restated Articles of Organization currently provide that we are authorized to issue two classes of stock, consisting of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board of Directors has approved and adopted an amendment to the amended and restated Articles of Organization, subject to stockholder approval, to increase the authorized number of shares of common stock to 210,000,000 shares. This proposal to amend our amended and restated Articles of Organization does not change the number of authorized shares of our preferred stock.

Purpose of the Amendment

     The primary purpose of the amendment is to provide us with a sufficient number of authorized shares of common stock necessary to complete the transaction under the Purchase Agreement. The Convertible Note is convertible into a maximum of 48,387,096 shares of common stock and the Warrant is exercisable into a maximum of 23,193,548 shares of common stock. In addition, we are obligated under the Purchase Agreement to authorize and reserve an additional 2,000,000 shares of common stock for issuance under the 2002 Plan. Under the terms of the Purchase Agreement, we are obligated to either obtain stockholder approval of this Proposal 3 or effect an Approved Reverse Stock Split.

     We currently have 200,000,000 authorized shares of common stock, and, as of November 13, 2008, we had an aggregate of 131,931,102 shares that were either outstanding or reserved for issuance, as set forth below:

  102,915,857 shares of our common stock issued and outstanding;

  6,916,552 shares of common stock reserved for issuance under all of our equity plans upon exercise of outstanding stock options, of which 4,402,253 shares were then vested and exercisable at exercise prices ranging from $3.0685 to $0.3926 or upon settlement of outstanding restricted stock units;

  20,748,035 shares of common stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock at exercise prices ranging from $6.30 to $0.61 per share.

  115,000 shares of common stock reserved for issuance upon the conversion of our Series D preferred stock;

  289,813 shares of common stock reserved for issuance upon the exercise of awards not yet granted under our 2002 Plan; and

  945,845 shares of common stock reserved for issuance under our Employee Stock Purchase Plan.

     As a result, we currently have 68,068,898 authorized shares of common stock available for future reservation and/or issuance, which is 3,511,746 shares less than would be required to complete the transaction under the Purchase Agreement.

     If Proposal 3 is approved and the amendment is implemented, we would have an additional 6,488,254 authorized shares remaining after giving effect to the transaction under the Purchase Agreement. These remaining shares would provide us with a small surplus of authorized shares which we may issue from time to time as our Board of Directors may determine for future financings, strategic business relationships, stock-based incentives to employees, directors and consultants and for other purposes. As of the date of this proxy statement, other than the transaction under the Purchase Agreement and upon the exercise or conversion of currently outstanding securities and other issuances under our current equity incentive and stock purchase plans, our Board of Directors has no agreement, arrangement or intention to issue any of the shares for which approval is sought. If the proposed amendment to the restated Articles of Organization is approved by the stockholders, our Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional authorized shares of common stock, except for the approval currently being sought for the transaction under the Purchase Agreement, and as may be required by applicable law, rules of NASDAQ or other applicable stock exchange requirements.

Impact On Stockholders of Approval or Disapproval of this Proposal

     If Proposal 3 is approved and we decide not to effect an Approved Reverse Stock Split, we will increase the number of our authorized shares to enable us to issue the Convertible Note and the Warrant, subject to stockholder approval of Proposal 1, and increase the number of shares of common stock available for issuance under the 2002 Plan, subject to stockholder approval of Proposal 2. Issuance of the Convertible Note and the Warrant would have a dilutive effect on our current stockholders’ percentage ownership and voting power, to the extent that such securities are converted into or exercised for common stock. Additionally, grants of awards under the 2002 Plan would have a dilutive effect on our current stockholders’ percentage ownership and voting power, to the extent that such awards are shares of Common Stock or exercisable for common stock. In general, any future issuance of the additional shares of common stock, including those issuances pursuant to the Convertible Note, the Warrant and under the 2002 Plan, could adversely affect our stockholders in a number of respects, including diluting the stockholders’ voting power and diluting the book value per share of outstanding shares of our common stock.

     If Proposal 1 and Proposal 2 are approved, but Proposal 3 is not approved, we will effect an Approved Reverse Stock Split to increase the number of our authorized shares of common stock.

Implementing the Proposed Amendment

     If stockholders approve this Proposal 3 and we do not effect an Approved Reverse Stock Split, we will implement the amendment by filing articles of amendment with the Secretary of the Commonwealth of Massachusetts. The amendment will be effective either upon, or promptly after, that filing. However, if, in the judgment of our Board of Directors, any circumstances exist that would make consummation of the proposed amendment inadvisable, including a preference to effect an Approved Reverse Stock Split or failure to obtain stockholder approval of Proposal 1 or Proposal 2, then, in accordance with Massachusetts law, and notwithstanding approval of the proposed amendment to the amended and restated Articles of Organization by the stockholders, our Board of Directors may abandon the proposed amendment, either before or after approval and authorization thereof by the stockholders, at any time prior to the effectiveness of the filing of the articles of amendment. If we effect an Approved Reverse Stock Split before closing the transaction under the Purchase Agreement, we will not implement the amendment.

No Appraisal Rights

     Under Massachusetts law, stockholders are not entitled to appraisal rights with respect to the amendment to our restated Articles of Organization.

Vote Required

     The affirmative vote representing a majority of shares outstanding and entitled to vote thereon is required to approve this Proposal 3. Abstentions and broker non-votes will have the effect of a vote against this Proposal 3.

Relationship to Other Proposals

     If this Proposal 3 is not approved, we expect to effect an Approved Reverse Stock Split in order to be able to issue the Convertible Note and the Warrant to LFB as proposed under Proposal 1.

Recommendation of our Board of Directors

Our Board of Directors has determined that the amendment to our Articles of Organization to increase the number of authorized shares of our common stock is advisable and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of this Proposal 3 at the special meeting.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

     General

     Our Compensation Committee, which consists of four independent directors, is responsible for establishing our compensation philosophy and objectives and implementing them by approving the principal elements of compensation for each of our executive officers. Our Compensation Committee is also responsible for administering all of our equity-based plans, including all plan awards made to our executive officers. Our Compensation Committee acts pursuant to a written charter, a copy of which is available on the Investor Relations section of our website at www.gtc-bio.com.

     In reviewing and determining the elements of compensation and the amount of each element payable to executive officers, our Compensation Committee relies upon survey data from the Radford Biotechnology Survey described below, as well as the business experience of the members of our Compensation Committee and advice that our Compensation Committee seeks from time to time from outside advisors. Our Compensation Committee did not retain compensation consultants for fiscal 2007.

     Philosophy and Objectives of Our Compensation Program

     Our Compensation Committee’s philosophy is to align our compensation program with our goal of building stockholder value, while at the same time assuring that we hire and retain skilled executives who are knowledgeable and experienced in our business. Our Compensation Committee believes that biotechnology is an industry with significant competition for scientific and executive talent and, therefore, that we need to provide a compensation program that is competitive with others in industry, particularly in our geographic area. The objectives for our named executives’ compensation program are to attract, retain and motivate qualified executives and to give them specific incentives to achieve goals that are designed to advance our broader corporate strategy and that are approved by our Compensation Committee. Specifically, we want to give our named executives incentives to perform as members of an integrated executive team and to achieve designated goals relating to our strategic objectives and financial and operating performance. Accordingly, our named executives’ compensation program is designed to provide:

  current cash compensation that is competitive with other opportunities for our named executives in our industry and that takes into account the cost of living near our headquarters location of Framingham, Massachusetts, which exceeds that of most major suburban areas;

  individual and corporate performance bonuses to encourage effective individual and team performance against our current financial, operating and strategic goals and objectives; and

  equity compensation that provides the potential for our named executives to share in our growth over the long term as they build value for all equity holders.

     Our Compensation Committee determines the allocation between total compensation amounts to be paid in cash and those to be awarded in the form of stock and stock options, based in part on our cash position. For example, in early 2008 we have been very focused on conserving cash and, therefore, we deferred increases in salaries for senior executives, including our named executives, and we paid a significant portion of 2007 performance bonuses in shares of our common stock, which were issued in the first quarter of 2008. The stock portion of 2007 bonuses is reflected in the Summary Compensation Table in the “Stock Awards” column.

     Our Compensation Committee considers its compensation program, in the aggregate, to have achieved its objectives if:

  we are successful in achieving key goals that are consistent with the corporate strategy reviewed and approved annually by our Board, such as obtaining marketing approval of ATryn® in Europe during 2006;

  the cash compensation paid to named executives is consistent with their performance; and

  we are successful in retaining our key executives in the face of intense competition for management talent.

     Benchmark Data and Compensation Consultants

     Our named executives’ cash compensation programs are benchmarked against industry survey data compiled by Radford Surveys + Consulting in its annual Radford Biotechnology Survey. This survey groups companies by their number of employees. We do not select the specific biotechnology companies in each grouping in the survey. Based on the size of our operations in the recent past, and the complexity of our operations relative to our stage of development, we have compared the cash compensation of our named executives to the survey’s data for executives of companies with 150 to 499 employees. The Radford survey data we used in 2007 was based on approximately 117 companies in that data group. The number of companies reporting salary data for each position ranged between 26 and 83 companies. We generally try to position each of the compensation elements for our named executives at the 50th percentile of executives with similar lines of responsibility at companies in this benchmark group in the survey.

     While members of our Compensation Committee believe that compensation survey data are useful guides for comparative purposes, they also believe that successful incentive compensation programs require the application of judgment and subjective determinations. To that extent, our Compensation Committee applies its collective judgment in reconciling our incentive program’s objectives for our named executives with the realities of marketplace demands for the position and possible additional or fewer responsibilities relative to the survey group.

     Neither management nor our Compensation Committee has made any significant use of compensation consultants in determining compensation paid to our named executives in 2007.

     Role of Executive Officers in Compensation Decisions

     Our Compensation Committee makes all determinations affecting the compensation for our named executives, including our Chief Executive Officer, or CEO. Our Compensation Committee receives and carefully considers our CEO’s evaluations of all named executives other than himself, as well as his recommendations with respect to all components of compensation of the other named executives. However, our Compensation Committee expressly retains the right to exercise, and regularly does exercise, its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, our Compensation Committee conducts its own evaluation of his performance and does not request any recommendation from our CEO regarding his compensation. The only time that our CEO has made a recommendation regarding his compensation was when he requested that his salary not be increased, as was the case with the deferred salary increase in 2006. In the case of the performance targets for the corporate performance component of cash bonus compensation for named executives and other employees, our CEO proposes targets to our Compensation Committee from which there follows discussion to decide an appropriate set of targets. Our Compensation Committee then seeks input from our Board regarding our strategic priorities and works with our Chief Executive Officer to finalize the key operating and strategic goals against which our Compensation Committee will ultimately evaluate both the individual and team performance of our named executives.

     Elements of our 2007 Executive Compensation Program

     The principal elements of compensation for our named executives during our fiscal year ended December 30, 2007 were:

  base salary;

  a bonus component based on the performance of our business against corporate objectives;

  a bonus component based on individual executive performance;

  annual and other periodic equity awards under our equity incentive plans; and

  other benefits.

     Base Salaries

     Our Compensation Committee reviews and determines annually the base salaries for each of our named executives relative to Radford survey data for executives with similar titles and responsibilities to those of the named executive. In addition to this data, factors such as each named executive’s salary history and internal pay equity are considered. Base salaries are also typically reviewed upon promotion or other significant change in job responsibilities.

     In February 2007, our Compensation Committee reviewed the base salaries of our named executives and the recent practice of keeping increases in base salaries, if any, at the same percentage level for all named executives. The Committee also reviewed data showing the 50th and 75th percentile base salaries among the Radford survey peer companies. The Committee determined that there should be differentiation in the percentage increase in salary among the individuals in the executive group, including the named executives other than our CEO, based on the relative performance of each executive and using an amount equal to 4% of their total base salary compensation in 2006 as an aggregate limit for the increases in 2007 for all eight executives in the group. At a subsequent meeting our Compensation Committee then approved the increases in base salaries, which ranged from 3.90% to 4.65% for our named executives, effective as of January 1, 2007. The Committee also determined an increase in the base salary of our Chief Executive Officer to $480,000 for 2007, which represented an increase of 4.65% over his base salary in 2006.

     Performance Bonus Program

     Our Compensation Committee reviews and determines annually the target amounts for performance bonuses to our named executives. These amounts are defined as a percentage of base salary and each amount can be exceeded by up to 20% for exceptional corporate and individual performance. Our Compensation Committee concurred with management’s recommendation not to change the target bonus amounts for any of our named executives for 2007. The target bonus amount for our Chief Executive Officer in 2007 was 40% of his base salary, and for our other named executives it was 30% of their base salaries.

     Our Compensation Committee makes its own determination of what portion of potential cash bonus awards should be based on corporate performance and what portion should be based on individual performance. In recent years our Compensation Committee has favored increased weighting toward corporate performance goals in order to emphasize achievement of our strategic objectives and promote the significant teamwork required of our named executive team. Accordingly, in 2007 the potential performance bonuses for each of our named executives were set at two-thirds based on corporate performance and one-third based on individual performance.

     Bonuses for Corporate Performance. Of the two-thirds of the potential bonus in 2007 that was tied to corporate performance, the company-wide goals to measure that performance were determined in early 2007 between our CEO and our chairman of our Compensation Committee, with input from other members of the Committee and our Board. These goals were based in substantial part on the annual review of our corporate strategy, which our Board and management conduct. The goals for 75% of this portion of the incentive bonus included achievement of strategic and operating goals for total use of cash; achieving a specified year-end cash balance; raising additional capital from partnering transactions; obtaining specified levels of cash receipts from our external partnering program; meeting goals in our pivotal clinical trial for submission of a Biological License Application in the United States; achieving sufficient production of ATryn® to support LEO Pharma’s Phase II clinical trial for the DIC/sepsis indication; and completion of work in support of additional internal programs. All of these goals were considered essential to success in 2007 and to require concerted effort of our executive officers to achieve them in 2007. In addition, the financial goal for cash receipts was significantly above the level achieved in 2006. The goals for the remaining 25% of this portion of the incentive bonuses were for achieving higher levels of the same financial measures in the first portion, none of which was considered likely when the goals were set in early 2007. These latter goals are referred to as stretch goals and could result in a bonus payment above the targeted level.

     In February 2008, our Compensation Committee reviewed with our CEO and our CFO the 2007 corporate performance against the company-wide goals and determined that corporate goals representing approximately 40% of the corporate performance goals for 2007 were achieved, including successful achievement of the initial revenue threshold for our external programs as well as a portion of the stretch goal for this measure. Among the other corporate performance goals achieved were our success in obtaining Orphan Drug and Fast Track designations for ATryn® and approval for filing a BLA for ATryn® on a rolling basis, all in the HD indication; completion of process development goals for supply of ATryn® to LEO in support of its DIC in sepsis trial; completion of a development plan to support a request for regulatory advice regarding our recombinant Factor VIIa development program with LFB; advancement of our CD-137 antibody in preclinical development; and presentation of a complete business plan for our planned business line in follow-on biologics. Accordingly, the incentive compensation for corporate performance awarded to our named executives for 2007 resulted in payments of cash and stock awards to these executive officers equaling approximately 12.9% of base salary for the CEO and approximately 9.7% of base salary for the other named executives. Of these payments, as well as the bonus payments for individual performance discussed below, our committee concurred with management’s recommendation that a designated total amount of bonus and incentive compensation, which equaled approximately 50% of the bonus amounts determined by our committee, be paid in cash. The balance of the performance bonus program amounts were paid in shares of Company common stock based on the value per share of $0.63 March 7, 2008.

     Bonuses for Individual Performance. Of the one-third potential bonus for individual performance in 2007, one half was for performance against specified goals for the executive and one half was determined on purely qualitative criteria such as teamwork and management style. Our CEO determined these goals in each case, except those for himself, which were determined by our Compensation Committee. Unlike our company-wide goals, these goals were used to make subjective assessments of individual performance and, therefore, payments of bonuses for individual performance were considered to be discretionary bonuses and are included in the “Bonus” column of the Summary Compensation Table. After the end of 2007, our CEO evaluated each named executive and presented our Compensation Committee at its February 2008 meeting with a summary of his evaluation and his recommendation regarding the individual performance component. Our committee reviewed the relative performance and the recommended bonus for each named executive across the entire group of executives, including our CEO. Our Committee then approved bonuses, with adjustments, for our named executives based on their performance against individual goals. Our Committee then determined bonuses for our named executives based on their individual performance against individual goals and our Committee’s determination, in its sole discretion, of what would be an appropriate level of executive bonuses in light of our company’s financial position Accordingly, the bonus compensation for individual performance awarded to our named executives for 2007 equaled 6.4% of base salary for our CEO and 3.9% to 5.1% of base salary for our other named executives.

     Equity Incentive Plan Awards

     In addition to the portion of our annual performance bonuses that from time to time have been paid in shares of our common stock as noted above, our Compensation Committee considers stock options to be an important part of total compensation for our named executives. Annual and periodic equity awards, including stock options awards upon hiring, provide them long-term incentives. The purpose of these awards is to:

  highlight and reinforce the mutual, long-term alignment of interests between employees and the stockholders;

  provide incentive for our named executives to create value over the long term; and

  assist in the attraction and retention of important key executives, managers and individual contributors who are essential to growth and development of our business.

     In February 2007, our Compensation Committee approved annual stock option awards to each of our employees, including our named executives. The stock option awards are determined by our Compensation Committee based on its own judgment and general knowledge of equity award practices in the biotechnology industry, but without reference to any specific benchmarks. Our Compensation Committee generally intends our equity awards to reflect the significance of each named executive’s current and anticipated contributions to our overall performance. For each stock option award, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the last sale price of a share of our common stock on the NASDAQ Global Market on the date of grant. Prior to the exercise of a stock option, our named executives have no rights to vote the underlying shares or receive any distributions that might be made with respect to the shares.

     Our Compensation Committee typically makes annual equity awards in connection with the regular Board meeting in February of each year. In 2007, however, our Compensation Committee had an additional follow-up meeting in March before it finalized all elements of compensation for our named executives, including approval and pricing of the 2007 stock option awards, on the day after we released our financial results for 2007.

     Other Benefits

     We provide our named executives the same medical, dental, disability insurance and life insurance as we provide to all our employees, and they may participate in our 401(k) Savings Plan. We do not provide any material perquisites to our named executives.

     Named Executive Agreements

     In prior years, as any of our named executives were hired by us or promoted to be executive officers, we entered into agreements with them pursuant to which they will be entitled to receive severance benefits upon termination by us without cause or upon the occurrence of certain enumerated events following a change-incontrol. These agreements generally renew automatically from year to year, and in 2007 there was no adjustment in any of these agreements. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See the section entitled “Severance and Change-in-Control Agreements and Provisions” below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executives can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change-in-control, (ii) assure the named executives’ objectivity in considering stockholders’ interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change-in-control, and (iv) attract and retain key executive talent during uncertain times.

     Impact of Tax and Accounting Issues

     Compensation Deductibility

     Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its Chief Executive Officer and its four other highest compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. Our Compensation Committee did not pay any one covered employee salary and bonus for 2006 that exceeded $1 million. In addition, our 2002 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. Our Compensation Committee believes, however, that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our stockholders. Given our industry and business, as well as the competitive market for outstanding executives, our Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, our Compensation Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

     Accounting for Stock-Based Compensation

     Beginning on January 1, 2006, we began accounting for stock-based payments, including awards under our 2002 Equity Incentive Plan, in accordance with SFAS 123(R).

Compensation Committee Report

     Our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Francis J. Bullock, Chair
Kenneth A. Bauer
Marvin L. Miller
Alan W. Tuck

Summary Compensation Table

     The following table sets forth information concerning compensation paid to, or earned by, our named executives in fiscal years 2007 and 2006:

						Non-Equity
				Stock	Option	Incentive Plan
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Geoffrey F. Cox	2007	480,000	15,393	46,269	72,382	31,074	645,118
Chairman and CEO	2006	458,640	69,716	1,230	50,423	87,509	667,518
John B. Green	2007	306,342	5,986	20,771	30,781	14,874	378,754
Senior Vice President and CFO	2006	294,840	34,496	1,230	30,071	42,192	402,829
Gregory F. Liposky	2007	289,960	7,192	21,180	35,183	14,079	367,594
Senior Vice President, Operations	2006	278,460	32,580	1,230	37,239	39,848	389,357
Harry M. Meade	2007	298,695	7,633	22,041	31,340	14,503	374,212
Senior Vice President,	2006	287,196	31,879	1,230	33,397	41,098	394,800
Research and Development
Daniel S. Woloshen	2007	260,318	6,652	19,209	21,703	12,639	320,521
Senior Vice President and	2006	250,068	27,007	1,230	23,371	35,785	337,461
General Counsel
____________________

(1)	Reflects payments of the portion of individual performance bonuses paid in cash. These payments were made in the first quarter of the following year.

(2)

For 2007, the amount reflects the portion of the individual performance bonus and the portion of non-equity incentive plan compensation in unrestricted common stock which had a grant date fair market value of $0.63 per share. In 2006, the amounts reflect the full grant date fair value of a special award if 1,000 shares of unrestricted common stock per employee, which had a grant date fair market value of $1.23 per share on August 10, 2006.

(3)

Reflects the amount recognized for financial statement reporting purposes for fiscal years 2007 and 2006 in accordance with SFAS 123(R), excluding forfeitures, and therefore includes amounts relating to awards granted in, and prior to, the respective year. For the assumptions underlying the valuation of the 2007 awards see Note 9 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 30, 2007 and December 31, 2006 filed with the SEC on March 6, 2008, and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q for the first three fiscal quarters ended April 1, 2007, July 1, 2007, September 30, 2007, filed with the SEC on May 3, 2007, August 9, 2007 and November 1, 2007.

(4)	Reflects payments of the cash portion of non-equity incentive plan bonuses based on corporate performance. These payments were made in first quarter of the following year.

Employment Agreements

     Several of our named executives have employment agreements that include compensation provisions unrelated to termination and change-in-control payments. These agreements provide for a minimum base salary and eligibility to receive performance and incentive bonuses. Each of these agreements, as it was in place at the end of our most recently completed fiscal year, is summarized below.

     Geoffrey F. Cox, PhD, Chairman, President and Chief Executive Officer. We entered into an employment agreement with Dr. Cox in July 2001. Pursuant to this agreement, he is entitled to a minimum annual base salary of $380,000, and is eligible to receive performance and incentive bonuses of not less than 40% of his then current base salary, based on the achievement of certain individual and corporate objectives established jointly by Dr. Cox and our Compensation Committee. In calendar year 2007, Dr. Cox received a base salary of $480,000.

     John B. Green, Senior Vice President, Chief Financial Officer and Treasurer. We entered into an employment agreement with Mr. Green in August 1997. Pursuant to this agreement, he is entitled to a minimum base salary of $150,000 per year, plus performance and incentive bonuses as determined by our Compensation Committee. In calendar year 2007, Mr. Green received a base salary of $306,342.

     Harry Meade, PhD, Senior Vice President, Research and Development. We entered into an employment agreement with Dr. Meade in May 1996. Pursuant to this agreement, he is entitled to a minimum base salary of $126,000 per year, plus performance and incentive bonuses as determined by our Compensation Committee. In calendar year 2007, Dr. Meade received a base salary of $298,695.

Grants of Plan-Based Awards

     The following table sets forth additional information regarding stock, option and non-equity incentive plan awards granted to our named executives during the fiscal year 2007 under our 2002 Equity Incentive Plan:

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Value of
		Estimated Future Payouts Under			Number of	Number of	Exercise or Base	Stock and
		Non-Equity Incentive Plan Awards (1)			Shares of	Securities	Price of Option	Option
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	Units (#)	Options (#)	($/Sh)	($)
Geoffrey F. Cox	—	3,840	115,200	153,600
	3/6/07					87,500	1.04	7,825
	5/23/07					22,500	1.18	5,787
John B. Green	—	1,838	55,142	73,522
	3/6/07					22,500	1.04	6,346
	5/23/07					22,500	1.18	5,787
Gregory F. Liposky	—	1,740	52,193	69,590
	3/6/07					45,000	1.04	10,991
Harry M. Meade	—	1,792	53,765	71,687
	3/6/07					45,000	1.04	10,991
Daniel S. Woloshen	—	1,562	46,857	62,476
	3/6/07					35,000	1.04	8,549
____________________

(1)

Reflect the range of potential payments of the portion of cash performance bonuses for 2007 based on corporate performance. Actual payments of these bonuses were made in March 2008 and equaled approximately 48% of the targeted payout for each named executive.

Outstanding Equity Awards at Fiscal Year-End 2007

     The following table sets forth additional information regarding the equity awards granted to our named executives and outstanding as of December 30, 2007:

	Number of Securities		Number of Securities
	Underlying		Underlying		Option
	Unexercised Options		Unexercised Options		Exercise
	(#)		(#)		Price		Option
Name	Exercisable		Unexercisable		($)		Expiration Date
Geoffrey F. Cox	15,000		—		8.	81	5/23/2011
	285,000		—		8.	00	7/17/2011
	125,000		—		3.	80	2/14/2012
	15,000		—		1.	89	5/22/2012
	125,000	(1)	—		1.	45	2/14/2013
	75,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	45,000	(4)	30,000	(4)	1.	71	2/15/2015
	36,000	(5)	54,000	(5)	1.	03	3/10/2016
	17,500	(6)	70,000	(6)	1.	04	3/6/2017
	4,500	(7)	18,000	(7)	1.	18	5/23/2017

John B. Green	25,000		—		9.	125	5/27/2008
	26,401		—		4.	5625	5/25/2009
	33,000		—		17.	3125	5/24/2010
	35,000		—		5.	0313	3/14/2011
	50,000		—		3.	80	2/14/2012
	50,000	(1)	—		1.	45	2/14/2013
	25,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	23,400	(4)	15,600	(4)	1.	71	2/15/2015
	14,000	(5)	21,000	(5)	1.	03	3/10/2016
	4,500	(6)	18,000	(6)	1.	04	3/6/2017
	4,500	(7)	18,000	(7)	1.	18	5/23/2017

Gregory F. Liposky	12,000		—		6.	125	1/4/2009
	12,500		—		17.	3125	5/24/2010
	12,500		—		31.	0625	8/2/2010
	25,000		—		5.	0313	3/14/2011
	50,000		—		3.	80	2/14/2012
	45,000	(1)	—		1.	45	2/14/2013
	35,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	33,000	(4)	22,000	(4)	1.	71	2/15/2015
	20,000	(5)	30,000	(5)	1.	03	3/10/2016
	9,000	(6)	36,000	(6)	1.	04	3/6/2017

	Number of Securities		Number of Securities
	Underlying		Underlying		Option
	Unexercised Options		Unexercised Options		Exercise
	(#)		(#)		Price		Option
Name	Exercisable		Unexercisable		($)		Expiration Date
Harry M. Meade	24,261		—		9.	125	5/27/2008
	21,315		—		4.	5625	5/25/2009
	33,000		—		17.	3125	5/24/2010
	20,000		—		5.	0313	3/14/2011
	50,000		—		3.	80	2/14/2012
	45,000	(1)	—		1.	45	2/14/2013
	25,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	23,400	(4)	15,600	(4)	1.	71	2/15/2014
	20,000	(5)	30,000	(5)	1.	03	3/10/2016
	9,000	(6)	36,000	(6)	1.	04	3/6/2017

Daniel S. Woloshen	15,000		—		5.	5625	8/2/2009
	12,500		—		17.	3125	5/24/2010
	12,500		—		31.	0625	8/2/2010
	18,000		—		5.	0313	3/14/2011
	35,000		—		3.	80	2/14/2012
	45,000	(1)	—		1.	45	2/14/2013
	25,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	16,200	(4)	10,800	(4)	1.	71	2/15/2015
	10,000	(5)	15,000	(5)	1.	03	3/10/2016
	7,000	(6)	28,000	(6)	1.	04	3/6/2017
____________________

(1)	Granted on February 14, 2003. One-fifth vested upon grant and one-fifth vested on each of the next four annual anniversaries of grant.

(2)	Granted on February 13, 2004. On December 22, 2005, in anticipation of the effective date of SFAS 123(R), our Compensation Committee approved the acceleration of vesting of all unvested stock options that had an exercise price of $3.75 or above which were held by current employees as of December 22, 2005, including executive officers.

(3)	Granted on December 9, 2004. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(4)	Granted on February 15, 2005. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(5)	Granted on March 10, 2006. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(6)	Granted on March 6, 2007. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(7)	Granted on May 23, 2007. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

Option Exercises and Stock Vested

     No stock options were exercised by our named executives during fiscal year 2007. There were no stock awards granted to our named executives during fiscal year 2007.

Payments Upon Termination or Change-In-Control

     We have entered into certain agreements and maintain certain plans that may require us to make payments and provide benefits to our named executives in the event of a termination of their employment, including upon a change-in-control of our company. For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change-in-control occurred as of December 28, 2007, the last business day of our last fiscal year, and that the per share price of our common stock was $0.87, the closing price on that date. The actual amounts of any payments and the value of any benefits can only be determined at the time of a named executive’s termination or a change-in-control.

     The following table sets out the circumstances in which we are obligated to make payments to our named executives at, following or in connection with a termination of their employment. The table excludes information with respect to payments or benefits provided under arrangements or plans that do not discriminate in favor of the named executives and that are generally available to all our of salaried employees. The table also excludes circumstances in which our obligation is limited to payments of earned, but unpaid compensation such as unpaid base salary, vacation earned and unpaid bonus for a previous year.

Severance and Change-in-Control Agreements and Provisions

     We have entered into various agreements with our named executives that provide for, or contain provisions relating to, severance or change-in-control payments. The following descriptions summarize these agreements and provisions. Except in the case of Mr. Green, these agreements limit the aggregate amount of benefits payable to the named executive upon a change-in-control to 2.99 times the “base amount” as defined in Section 280G of the Internal Revenue Code. In addition, unless indicated below, any options or other equity awards granted to our named executives subject to vesting or exercise terminate upon the three month anniversary of the date of termination of the named executive’s employment.

     Dr. Cox, Chairman, President and Chief Executive Officer

     Pursuant to our employment agreement with Dr. Cox, if:

(i)	we terminate his employment without cause;

(ii)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or without cause);

(iii)	he terminates his employment upon our continued breach of a material duty or obligation under the agreement for 30 days after we receive written notice of the breach; or

(iv)	he terminates his employment for good reason within 12 months after a change-in-control;

then Dr. Cox is entitled to receive a severance amount equal to 24 months of his then current base salary plus his maximum incentive bonus that would next be payable to him for the then current bonus period prorated based on the number of days worked of the then current bonus period. The severance amount would be payable to Dr. Cox in monthly installments over 24 months following his termination. In addition, Dr. Cox would be entitled to continue receiving his then current benefits for 24 months. Further, Dr. Cox’s outstanding unvested options would become fully vested and exercisable and remain exercisable for 24 months following the termination of his employment. As a condition to our obligations under his agreement, Dr. Cox entered into a confidentiality and non-competition agreement providing for a five-year non-disclosure period and a one-year non-compete period.

     Mr. Green, Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to our employment agreement with Mr. Green, if we terminate his employment without cause or he terminates his employment for any reason within 24 months following a change-in-control, he is entitled to receive a severance amount equal to:

(i)	12 months of his then current base salary, if we terminate his employment without cause either outside the period from 180 days before and 24 months after a change-in-control; or

(ii)	24 months of his then current base salary if:

	(a)	we terminate his employment without cause during the period 180 days before and 24 months after a change-in-control; or

	(b)	he terminates his employment within 24 months after a change-in-control.

     In addition to his base salary payment, Mr. Green would also be entitled to an amount equal to the maximum incentive bonus that would next be payable to him for the then current bonus period, prorated based on the number of days worked during that then current bonus period. The severance payment would be payable to Mr. Green within 10 days after the date his employment is terminated. In addition, Mr. Green would be entitled to continue to receive his then current benefits for either a 12 or 24 month period, corresponding to the period on which his applicable base salary payment was based. Further, if Mr. Green’s employment is terminated pursuant to (ii) above, his outstanding unvested options would become fully vested and exercisable and remain exercisable pursuant to their duration as if his employment had not been terminated.

     Dr. Meade, Senior Vice President, Research and Development

     Pursuant to our employment agreement with Dr. Meade, if we terminate his employment without cause, then he is entitled to receive a severance amount equal to 12 months of his then current base salary plus the maximum incentive bonus that would next be payable to him for the then current bonus period, prorated based on the number of days worked of the then current bonus period. The severance amount would be payable to Dr. Meade in a lump sum payment within 10 days after his employment is terminated. In addition, Dr. Meade would be entitled to continue receiving his then current benefits for 12 months after his employment is terminated.

     In addition to his employment agreement, we entered into an executive change-in-control agreement with Dr. Meade in August 2004. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Dr. Meade is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Dr. Meade in monthly installments over 12 months following the termination of his employment. In addition, Dr. Meade will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Dr. Meade’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment.

     Mr. Liposky, Senior Vice President, Operations

     We entered into a management agreement with Mr. Liposky in June 2000. Pursuant to that agreement, if we terminate his employment without cause, he is entitled to receive a severance amount equal to 12 months of his then current base salary payable in biweekly installments over 12 months commencing the first month after his employment is terminated. In addition, Mr. Liposky would be entitled to continue receiving his then current benefits for 12 months. The agreement also obligates Mr. Liposky to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay, if not otherwise required under the agreement, the severance amount to Mr. Liposky.

     In addition to his management agreement, we entered into an executive change-in-control agreement with Mr. Liposky in August 2004. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Mr. Liposky is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Mr. Liposky in monthly installments over 12 months following the termination of his employment. In addition, Mr. Liposky will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Mr. Liposky’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment. As a condition to our obligations under this agreement, Mr. Liposky entered into a confidentiality agreement providing for a three-year non-disclosure period.

     Mr. Woloshen, Senior Vice President and General Counsel

     We entered into a management agreement with Mr. Woloshen in May 1999. Pursuant to that agreement, if we terminate Mr. Woloshen’s employment without cause, he is entitled to receive a severance amount equal to 12 months of his then current base payable in biweekly installments over 12 months commencing the first week following the termination of his employment. In addition, Mr. Woloshen is entitled to continue receiving his then current benefits for 12 months after his employment is terminated. The agreement also obligates Mr. Woloshen to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay, if we are not otherwise required to do so under the agreement, the severance amount to Mr. Woloshen.

     In addition to his management agreement, we entered into an executive change-in-control agreement with Mr. Woloshen in August 2004. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Mr. Woloshen is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Mr. Woloshen in monthly installments over 12 months following the termination of his employment. In addition, Mr. Woloshen will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Mr. Woloshen’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment. As a condition to our obligations under this agreement, Mr. Woloshen entered into a confidentiality agreement providing for a three-year non-disclosure period.

	Payments Upon Termination
				By employee
		By us upon a	By employee	upon	By employee upon
	By us without	change-in-	upon our	change-in	change-in-control
Named Executive and Payment Categories	cause	control	breach	control	with good reason
Geoffrey C. Cox
Chairman, President and CEO
Bonus	$230,400	$230,400	$230,400	$—	$230,400
Base Salary	960,000	960,000	960,000	—	960,000
Continuation of Benefits(1)	35,163	35,163	35,163	—	35,163
Acceleration of Options	63,301	63,301	63,301	$—	63,301
Total	$1,288,864 (2)	$1,288,864 (3)	$1,288,864	$—	$1,288,864	(3)(4)

	Payments Upon Termination
						By employee
			By us upon a		By employee	upon	By employee upon
	By us without		change-in-		upon our	change-in-	change-in-control
Named Executive and Payment Categories	cause		control		breach	control	with good reason
John B. Green
Senior Vice President, CFO and Treasurer
Bonus	$110,282		$110,282		$—	$110,282	$—
Base Salary	306,340		612,680		—	612,680	—
Continuation of Benefits(5)	14,254		28,509		—	28,509	—
Acceleration of Options	—		64,466		—	64,466	—
Total	$430,876	(2)	$815,937	(3)	$—	$815,937 (3)	$—

Harry M. Meade
Senior Vice President, Research and Development
Bonus	$107,531		$72,977		$—	$—	$72,977
Base Salary	298,696		298,696		—	—	298,696
Continuation of Benefits	14,254	(5)	16,626	(1)	—	—	16,626	(1)
Acceleration of Options	—		6,849		—	—	6,849
Total	$420,481		$395,148	(6)	$—	$—	$395,148	(6)(7)

Gregory F. Liposky
Senior Vice President, Operations
Bonus	$—		$72,427		$—	$—	$72,427
Base Salary	289,960		289,960		—	—	289,960
Continuation of Benefits	14,254	(5)	16,591	(1)	—	—	16,591	(1)
Acceleration of Options	—		6,949		—	—	6,949
Total	$304,214		$385,927	(6)	$—	$—	$385,927	(6)(7)

Daniel S. Woloshen
Senior Vice President and General Counsel
Bonus	$ —		$62,792		$—	$—	$62,792
Base Salary	260,318		260,318		—	—	260,318
Continuation of Benefits	14,254	(5)	16,451	(1)	—	—	16,451	(1)
Acceleration of Options	—		4,460		—	—	4,460
Total	$274,572		$344,021	(6)	$—	$—	$344,021	(6)(7)
____________________

(1)	Benefits include life, medical, dental, accident and disability insurance.

(2)

“Cause” means (i) continued breach of a material duty or obligation under the agreement; (ii) intentional or grossly negligent conduct by the executive that is materially injurious to us or (iii) his continued willful failure to follow our Board’s instructions.

(3)

“Change-in-control” means (i) the acquisition by a person resulting in that person owning or controlling 50% or more of our common stock; (ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not our stockholders immediately prior to the merger or combination; (iii) acquisition, merger or similar combination or divestiture of our business after which the executive’s role is not substantially the same as prior to the transaction; (iv) the election by our stockholders of 20% or more directors other than pursuant to nomination of our management; or (iv) the sale by us of all or substantially all of our assets or business.

(4)

“Good reason” means termination by the executive following a change-in-control upon any of: (i) a change in his responsibilities, titles or duties inconsistent with those immediately prior to the change-in-control, or the termination of the executive’s employment by us or a successor of ours (except for “cause,” the executive’s retirement, death or disability or termination by the executive other than for “good reason”); (ii) a reduction in the executive’s base salary; (iii) a requirement that the executive be based more than 60 miles from his office location immediately prior to the change-in-control; or (iv) our failure to obtain our successor’s assumption of our obligations under his employment agreement.

(5)	Benefits include health and dental insurance.

(6)

“Change-in-control” means (i) the acquisition by a person resulting in that person owning or controlling 50% or more of our common stock; (ii) a merger or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not our stockholders immediately prior to the merger or combination; (iii) the election by our stockholders of 50% or more directors other than pursuant to nomination of our management; or (iv) the sale by us of all or substantially all of our assets or business.

(7)

“Good reason” means termination by the executive following a change-in-control upon any of (i) a material diminution of the duties and responsibilities that the executive had immediately prior the change-in-control; (ii) a reduction in the executive’s base salary, (iii) a requirement that the executive be based more than 60 miles from his office location immediately prior to the change-in-control, or (iv) our failure to obtain our successor’s assumption of our obligations under his employment agreement.

Director Compensation

     In 2007, the Board of Directors voted to increase to 15,000 shares the number of option shares awarded for each year of service as a director after the 2007 annual meeting. This increase applied to options issued upon re-election to a three-year term in 2007, as well as to each remaining year of the terms of directors whose terms continued after 2007.

      The following table sets forth information concerning the compensation paid to, or earned by, our directors in fiscal year 2007:

	Fees Earned or
	Paid in Cash		Option Awards		Total
Name	($)		($)(1)(2)		($)
Robert W. Baldridge	34,000		21,315	(3)	55,315
Kenneth A. Bauer	33,500		15,781	(4)	49,281
Christian Béchon	24,000	(5)	16,951	(4)	40,951
Francis J. Bullock	32,500	(7)	6,645	(6)	39,145
James A. Geraghty	25,500	(8)	21,315	(3)	46,815
Mary Ann Gray	1,500		11,300	(9)	12,800
Michael J. Landine	38,000		21,315	(3)	59,315
Pamela W. McNamara	33,700	(10)	15,781	(4)	49,481
Marvin L. Miller	33,500	(11)	15,781	(4)	49,281
Alan W. Tuck	42,500	(12)	6,645	(6)	49,145
____________________

(1)	The following aggregate number of option awards were outstanding as of December 30, 2007 for each director included in the table:

Director	Option Awards
Robert W. Baldridge	105,000
Kenneth A. Bauer	52,500
Christian Béchon	37,500
Francis J. Bullock	95,500
James A. Geraghty	142,500
Mary Ann Gray	15,000
Michael J. Landine	67,500
Pamela W. McNamara	67,500
Marvin L. Miller	67,500
Alan W. Tuck	73,000

(2)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R), excluding forfeitures, and therefore includes amounts relating to awards granted in, and prior to, 2007. For the assumptions underlying the valuation of these awards see Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed with the SEC on March 6, 2008 and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports for the fiscal quarters ended April 1, 2007, July 1, 2007 and September 30, 2007 filed with the SEC on May 3, 2007, August 9, 2007 and November 1, 2007, respectively.

(3)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 45,000 options granted to this director upon his or her re-election as a director on May 23, 2007. The full grant date fair value of the options was $39,908, based upon the current market price on the grant date.

(4)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 15,000 options granted to this director on May 23, 2007. The full grant date fair value of the options was $13,303, based upon the current market price on the grant date.

(5)	Includes $13,500 in fees earned by Mr. Béchon which were paid in shares of our common stock in lieu of cash payment.

(6)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 7,500 options granted to this director on May 23, 2007. The full grant date fair value of the options was $6,651, based upon the current market price on the grant date.

(7)	Includes $7,500 in fees earned by Dr. Bullock which were paid in shares of our common stock in lieu of cash payment.

(8)	Includes $9,000 in fees earned by Mr. Geraghty which were paid in shares of our common stock in lieu of cash payment.

(9)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 15,000 options granted to this director upon her election as a director on December 6, 2007. The full grant date fair value of the options was $10,527, based upon the current market price on the grant date.

(10)	Includes $4,000 in fees earned by Ms. McNamara which were paid in shares of our common stock in lieu of cash payment.

(11)	Includes $4,000 in fees earned by Mr. Miller which were paid in shares of our common stock in lieu of cash payment.

(12)	Includes $4,000 in fees earned by Mr. Tuck which were paid in shares of our common stock in lieu of cash payment.

     We pay our non-employee directors a combination of cash and stock options for their service on our Board and its committees. We do not pay directors who are also our employees for their service as directors. Director compensation is determined and reviewed annually by the Compensation Committee which recommends any changes to our Board for its approval.

      Director Fees. We pay our non-employee directors an annual retainer of $12,000, payable in quarterly installments. Directors who also serve as non-Chair members of the Compensation Committee or the Nominating and Corporate Governance Committee receive for each committee an additional annual retainer of $2,000, payable quarterly. Directors who serve as the Chair of a committee receive for each committee an additional annual retainer of $3,000, payable quarterly. Directors who serve as non-Chair members of the Audit Committee receive an additional annual retainer of $4,000, payable quarterly. The director who serves as the Chair of the Audit Committee receives an additional annual retainer of $6,000, payable quarterly. In addition to these retainers, each non-employee director receives $1,000 for attendance in person (or $500 for participation by conference call) for each Board meeting and each standing committee meeting (other than meetings of the Nominating and Governance Committee held in conjunction with a Board meeting), plus reimbursement of reasonable expenses incurred in attending or otherwise participating in such meetings. Non-employee directors may elect to have part or all of their director fees paid in the form of our common stock. An election to be paid in common stock must be made prior to the payment date of the quarterly installment effected. The number of shares to be issued as payment is determined based on the amount of the quarterly installment to be paid in the form of common stock divided by the per share closing price of our common stock on the last trading day of the quarter preceding payment.

     Stock Options. Our non-employee directors are currently eligible to participate in our 2002 Equity Incentive Plan. Our Board has discretion to determine the size, type and exercisability of any awards granted to our non-employee directors under the 2002 Equity Incentive Plan. Non-employee directors are granted options at the annual meeting of stockholders when they are elected or re-elected as director. Each eligible director, other than the Chairman of the Board, receives an option to purchase 15,000 shares of common stock for each year of the term of office to which the director is elected (normally 45,000 shares for election to a three-year term of office). A non-employee Chairman of the Board would receive an option to purchase an additional 15,000 shares for each year of the term of office to which the Chairman is elected (normally 45,000 shares for a three-year term of office). Upon an eligible director’s election other than at an annual meeting, the director is automatically granted an option to purchase 15,000 shares in the case of a non-Chairman and an additional 15,000 shares in the case of a non-employee Chairman, for each year or portion of a year of the term of office to which he or she is elected. Options for non-employee directors other than the Chairman vest as to 15,000 shares on the date the option is granted and on the date of each subsequent annual meeting of stockholders, so long as the optionee is still a director. The options have a term of ten years and an exercise price, payable in cash or common stock, equal to the closing per share price of our common stock on the date of grant, as reported on the NASDAQ Stock Market. In 2007, the Board of Directors voted to increase to 15,000 shares the number of option shares awarded for each year of service as a director after the 2007 annual meeting. This increase applied to options issued upon re-election to a three-year term in 2007, as well as to each remaining year of the terms of directors whose terms continued after 2007.

Compensation Committee Interlocks and Insider Participation

     No person serving on the Compensation Committee at any time during fiscal year 2007 was a present or former officer or employee of ours or any of our subsidiaries during that year. During fiscal year 2007, no executive officer of ours served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board or Compensation Committee.

ADDITIONAL INFORMATION

Deadline for Stockholder Proposals and Director Nominations

     If the 2009 Annual Meeting is not held before May 25, 2009 or after July 24, 2009, and if you wish to bring business before or propose director nominations at the 2009 Annual Meeting of Stockholders, you must notify us in writing by April 10, 2009 (the date 75 days before the anniversary of the 2008 Annual Meeting).

     If you intend to bring such a proposal or nomination at the 2009 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must notify us in writing of your proposal or nomination prior to January 21, 2009.

     Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702:

  a brief statement outlining the reasons the nominee would be an effective director;

  the name, age and business and residence addresses of the candidate;

  the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period;

  the number of shares of our common stock, if any, beneficially owned by the candidate;

  details of any business or other significant relationship the candidate has ever had with us or our affiliates;

  the stockholder’s name and record address and the name and address of the beneficial owner of shares of our common stock, if any, on whose behalf the proposal is made; and

  the number of shares of our common stock that the stockholder and any such beneficial owner beneficially own.

The Nominating and Corporate Governance Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such beneficial owner.

Householding of Annual Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report and Other SEC Filings

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.gtc-bio.com. These and other SEC filings, including our proxy statement, are also available on the SEC’s website at www.sec.gov.

     A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (excluding exhibits) may be obtained, at no cost, by writing to the Vice President, Corporate Communications, GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702.

     Our Annual Report for the year ended December 30, 2007 is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

*   *   *

ANNEX A

[As proposed for approval by the stockholders on December 10, 2008.]

PROPOSED
GTC BIOTHERAPEUTICS, INC.
AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

1. Purpose.

     The purpose of the 2002 Equity Incentive Plan as amended and restated (the “Plan”) of GTC Biotherapeutics, Inc. (f/k/a Genzyme Transgenics Corporation) is to attract, retain and motivate persons who are expected to make important contributions to the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms are used herein as defined in Section 9 below.

2. Administration.

     The Plan shall be administered by the Committee; provided that the Board may (subject to any regulatory or exchange listing requirements) in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and, subject to the provisions of the Plan, shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan, and to remedy any inconsistencies or ambiguities. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants, a maximum for any one Participant, and such other features of the Awards as may be required by applicable law.

3. Eligibility.

     All directors, employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

     (a) Amount. Subject to adjustment under Section 4(b), Awards may be made under the Plan for up to Eight Million Five Hundred Thousand (8,500,000) shares of Common Stock, plus (1) the number of additional shares of Common Stock subject to awards under the Company’s Amended and Restated 1993 Equity Incentive Plan (the “1993 Plan”) which on or after April 2, 2004, expire or terminate unexercised or are forfeited or settled in a manner that results in fewer shares outstanding than were awarded under the 1993 Plan, which number of additional shares will not exceed 2,178,388 shares (the maximum if all 1993 Plan shares become available), plus (2) an annual increment of additional shares to be added on December 31 of each year (an “Increase Date”), beginning in 2008, equal to the lesser of (i) 1,500,000 shares or (ii) such other amount as may be determined by the Board; provided, however, that in no event shall any such annual increment cause the total maximum aggregate number of shares of Common Stock which may be optioned and issued under the Plan to exceed the lesser of (a) 10% of the shares of Common Stock deemed to be outstanding on the applicable Increase Date (including for this purpose on an as-converted basis all then outstanding convertible debt securities, and all shares of capital stock then outstanding that are convertible into Common Stock without payment of any additional consideration by the holder thereof) and (b) 15,000,000 shares (which number shall be subject to adjustment under Section 4(b)); and provided further that no more than 10% of the maximum number of shares to be issued under the Plan may be granted as Restricted Stock or Unrestricted Stock Awards. For purposes of calculating such percentage limitation on Restricted Stock and Unrestricted Stock Awards, the following Awards shall be disregarded: (i) any Award that is granted for consideration of at least 100% of the Fair Market Value of the Common Stock on the date of the respective grant (including Awards granted in lieu of the payment of cash bonuses that would be consistent in amount with past cash bonus practices), and (ii) Awards that are subject to performance-based vesting (including Awards subject to Section 8(k)). If any Award made under the Plan expires or terminates unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued outside of the Plan through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

     (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee shall (subject in the case of Incentive Stock Options to any limitation required under the Code) equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

     (c) Limit on Individual Grants. The maximum number of shares of Common Stock that may be granted in connection with all Awards within any fiscal year to any one Covered Employee under the Plan shall not exceed 400,000 shares, except for grants to new hires during the fiscal year of hiring which shall not exceed 600,000 shares, in each case subject to adjustment under Section 4(b).

5. Stock Options.

     (a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) or (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that a Nonstatutory Stock Option granted to a new employee or consultant in connection with his or her hiring may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date he or she accepts the Company’s offer of employment or the date employment commences, whichever is lower. No Option shall be an Incentive Stock Option if not granted within ten years from the date on which the Plan or an amendment thereto was last approved for purposes of Section 422 of the Code (the date of such approval being the date on which the Plan or the respective amendment was approved by the Board or the stockholders, whichever was earlier).

     (b) Terms and Conditions. Subject to the provisions of the Plan, each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.

     (c) Payment. No shares shall be delivered upon exercise of any Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the Participant, including vested Restricted Stock, (ii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (iv) for such other lawful consideration as the Committee may determine.

     (d) Term of Option. The term of each Option granted under this Section 5 shall not exceed ten years from the date the Option is granted.

6. Stock Equivalents.

     Subject to the provisions of the Plan, the Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines. Stock Equivalents may include without limitation phantom stock, restricted stock units, unrestricted stock units, performance units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with an Option will terminate to the extent that the related Option is exercised, and the related Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by or in the manner specified by the Committee of not less than 100% of the Fair Market Value of the Common Stock on the date of the grant, or of not less than the exercise price of the related Option in the case of an SAR granted in tandem with an Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, Awards or other property.

7. Stock Awards.

     Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. Subject to the provisions of the Plan, the Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time (“Unrestricted Stock”).

8. General Provisions Applicable to Awards.

     (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. Subject to the provisions of the Plan, the terms of any Award may include such continuing restrictions and forfeiture and/or other penalty provisions relating to competition or other activity detrimental to the Company as the Committee determines.

     (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

     (c) Dividend, Cash Awards and Loans. Subject to the provisions of the Plan, in the discretion of the Committee, any Award under the Plan may provide for (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award or (iii) one or more loans to a Participant (other than a Participant who is a director or executive officer for purposes of Section 13(k) of the Exchange Act) to permit exercise of, or the payment of any tax liability with respect to, any Award.

     (d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or other service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee otherwise provides in any case, a Participant’s employment or other service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which he or she renders such service ceases to be an Affiliate of the Company.

     (e) Change-in-Control. In order to preserve a Participant’s rights under an Award in the event of a change-in-control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change-in-control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change-in-control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

     (f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

     (g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

     (h) Foreign National Awards. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

     (i) Amendment of Award. Except as provided in Section 8(j) and Section 8(l), the Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant’s consent unless:

          (i) in the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be);

          (ii) the Committee determines that the action is permitted by the terms of Section 8(k);

          (iii) the Committee determines that the action is reasonably necessary to comply with any regulatory, accounting, or exchange or stock market listing requirement; or

          (iv) in any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (j) No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options granted under this Plan without further stockholder approval. For this purpose, the term “repricing” shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option after it is granted, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, Restricted Stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

     (k) Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period. Prior to the payment of any Award subject to this Section 8(k), the Committee shall certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(k) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

     (l) Minimum Vesting Requirements. Each Award under the Plan shall vest in accordance with a schedule which does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. This minimum vesting requirement shall not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death, or disability, (ii) accelerate the vesting of an Award in accordance with Section 8(e), (iii) establish a shorter vesting schedule for consultants, directors, or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus, or other cash compensation, (v) establish a shorter performance-based vesting schedule, including a schedule in accordance with Section 8(k), or (vi) grant Awards of Unrestricted Stock in accordance with Section 7.

9. Certain Definitions.

     “Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has another significant financial interest as determined by the Committee.

     “Award” means any Option, Stock Equivalent, Restricted Stock, Unrestricted Stock, or Foreign National Award granted under the Plan.

     “Board” means the Board of Directors of the Company.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

     “Committee” means any committee of one or more directors appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee it shall be comprised of not less than two directors, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

     “Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

     “Company” means GTC Biotherapeutics, Inc., a Massachusetts corporation and, unless the context otherwise requires, includes each “subsidiary corporation” of GTC Biotherapeutics, Inc., as defined in Section 424(f) of the Code, from time to time.

     “Covered Employee” means, at any time that Section 162(m) of the Code applies to the Company, a “covered employee” within the meaning of such section.

     “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

     “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     “Non-Employee Director” means a director of the Company who is not an employee of the Company or of any subsidiary of the Company.

     “Participant” means a person selected by the Committee to receive an Award under the Plan.

     “Performance Goals” means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): (i) increases in the price of the Common Stock, (ii) product or service sales or market share, (iii) revenues, (iv) return on equity, assets, or capital, (v) economic profit (economic value added), (vi) total stockholder return, (vii) costs, (viii) expenses, (ix) margins, (x) earnings or earnings per share, (xi) cash flow, (xii) cash balances (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development progress, (xvi) clinical trial progress, (xvii) licensing, (xviii) product development, (xix) manufacturing, or (xx) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

     “Performance Period” means the period of service designated by the Committee applicable to an Award subject to Section 8(k) during which the Performance Goals will be measured.

     “Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

     (a) No Right to Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/ her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company or Affiliate to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

     (b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.

     (c) Amendment of Plan. Subject to Section 8(j) and Section 8(l), the Board may amend, suspend, or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.

     (d) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     (e) Effective Date and Term of Plan. The Plan has been approved most recently by the stockholders of the Company on May 23, 2007. This amendment of the Plan shall be effective the date it is approved by the stockholders of the Company. Unless earlier terminated by the Board, or extended by approval of the stockholders, the term of the Plan shall expire on the tenth anniversary of the effective date of the most recent stockholder approval for purposes of Section 422 of the Code and the regulations thereunder, and no further Awards hereunder shall be made thereafter.

* * * *

GTC BIOTHERAPEUTICS, INC.
175 CROSSING BLVD.
SUITE 410
FRAMINGHAM, MA 01702

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by GTC Biotherapeutics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GTC Biotherapeutics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GTCBO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GTC BIOTHERAPEUTICS, INC.

Vote on Proposals									For	Against	Abstain

1.	Vote on Proposal 1	-	Proposal to approve the issuance of the Convertible Note and the Warrant to LFB.						☐	☐	☐

2.	Vote on Proposal 2	-	Proposal to approve an amendment to the 2002 Plan to increase the number of shares available for issuance and amend the annual adjustment provision.						☐	☐	☐

3.	Vote on Proposal 3	-	Proposal to approve the amendment to the Company's restated Articles of Organization to increase the number of authorized shares.						☐	☐	☐

PLEASE DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Note:   Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each joint holder should personally sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check the box at the right and write the change on the back of this card, where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please indicate if you plan to attend this meeting.				☐	☐

				Yes	No

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

GTCBO2

GTC BIOTHERAPEUTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 10, 2008

     The undersigned stockholder of GTC Biotherapeutics, Inc. ("GTC") hereby appoints Geoffrey F. Cox, John B. Green and Nathaniel S. Gardiner, or any of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of GTC that the undersigned is entitled to vote at the Special Meeting of Stockholders of GTC to be held at 11:00 a.m. local time on Wednesday, December 10, 2008 at the Sheraton Framingham Hotel & Conference Center, 1657 Worcester Road (Route 9), Framingham, MA 01701, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

     THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING EITHER A WRITTEN NOTICE OF REVOCATION OF THE PROXY, OR A DULY EXECUTED PROXY BEARING A LATER DATE TO THE SECRETARY, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

Address Changes:

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS
POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)